Exhibit 10hh

RETIREMENT PLAN

OF

NORFOLK SOUTHERN CORPORATION

AND

PARTICIPATING SUBSIDIARY COMPANIES

Effective June 1, 1982

Reflecting amendments adopted to and including November 1, 2015

RETIREMENT PLAN

OF

NORFOLK SOUTHERN CORPORATION

AND PARTICIPATING SUBSIDIARY COMPANIES

INDEX

Page

ARTICLE I.INTRODUCTION.    1
ARTICLE II.DEFINITIONS.    1
ARTICLE III.MEMBERSHIP    10
ARTICLE IV.CREDITABLE SERVICE    12
ARTICLE V.RETIREMENT    17
ARTICLE VI.RETIREMENT BENEFITS    18
ARTICLE VII.LIMITATION ON BENEFITS    29
ARTICLE VIII.SURVIVORSHIP BENEFITS AND OPTIONS    35
ARTICLE IX.VESTING AND TERMINATION OF EMPLOYMENT    45
ARTICLE X.FUNDING    48
ARTICLE XI.ADMINISTRATION OF PLAN AND TRUST PROVISIONS    49
ARTICLE XII.MANAGEMENT OF FUND    54
ARTICLE XIII.CERTAIN RIGHTS AND OBLIGATIONS OF NSC AND THE PARTICIPATING SUBSIDIARIES    55
ARTICLE XIV.NONALIENATION OF BENEFITS    57
ARTICLE XV.REFUND OF EMPLOYEE CONTRIBUTIONS    57
ARTICLE XVI.AMENDMENTS    58
ARTICLE XVII.PARTICIPATION BY SUBSIDIARY COMPANIES ‑ JOINT ADMINISTRATION OF OTHER PLANS    58
ARTICLE XVIII.MERGER OR CONSOLIDATION    59
ARTICLE XIX.CONSTRUCTION    59
ARTICLE XX.CANADIAN MEMBERS    59
ARTICLE XXI.TOP HEAVY PROVISIONS    63
ARTICLE XXII.NW PLAN FOR SUPPLEMENTAL PENSIONS    66
ARTICLE XXIII.RETIREE MEDICAL BENEFITS    66
ARTICLE XXIV.MILITARY SERVICE    73
ARTICLE XXV.DISABILITY BENEFIT    73
ARTICLE XXVI. MISCELLANEOUS75
Schedule A. Additional Retirement Benefits    81
Schedule B. Additional Retirement Benefits    86
Schedule C. Reduction in Retirement Benefits    87

.	Retirement Benefits for Retirees, Beneficiaries and Deferred Vested Participants Under the AW&W Plan 88

ARTICLE I.    INTRODUCTION.

Norfolk Southern Corporation has established this Retirement Plan ("Plan") effective June 1, 1982 ("Effective Date"), and last amended effective July 24, 2015, for its employees and employees of each subsidiary and affiliated company which adopts the Plan and is approved for participation in the Plan as provided in Article XVII. This Plan is the successor to and supersedes, as of the Effective Date, the following retirement plans:

Retirement Plan of Norfolk and Western Railway
Company
Southern Railway System Retirement Plan
Retirement Plan of Chesapeake Western Railway
Kentucky & Indiana Terminal Railroad Company
Retirement Plan
Retirement Plan of Norfolk, Franklin and
Danville Railway Company
Pocahontas Land Corporation Plan for Supple‑
mental Pensions
Virginia Holding Corporation Supplemental
Pension Plan
Retirement Plan of Lambert's Point Docks,
Incorporated

This Plan also is the successor to and supersedes the Norfolk and Western Railway Company Plan for Supplemental Pensions and the Des Moines Union Railway Defined Benefit Pension Plan and Trust, effective December 31, 1988, and February 28, 1989, respectively.

ARTICLE II.    DEFINITIONS.

AC&Y Plan	The Akron, Canton & Youngstown Railroad Company Pension and Insurance Plan.
AW&W Plan	Algers, Winslow & Western Railway Company Salaried Employees’ Retirement Plan.
Accrued Benefit	As of any date for any Member the retirement benefit payable at Normal Retirement Age.
Additional Retirement Benefit	The additional monthly retirement benefit provided under Article VI as set forth in Schedule A or Schedule B of the Plan.
Agreement Service	Service in a position for which the rates of pay are governed by the provisions of a collective bargaining agreement.
Agreement Trainee	An Employee in training for a position that is not a Nonagreement Position.
Average Final Compensation
For a Post-2015 Member, average monthly Compensation paid to a Member during the 60 consecutive months out of the 120 months of Creditable Service ending with the last month in which the Member was employed in a Nonagreement Position (or, if less than 120, of the actual number of months of Creditable Service), which will produce the highest average monthly Compensation. In the case of a Member who has not served for 60 consecutive months during his last 120 (or less) months of Creditable Service, such average shall be computed by aggregating those 60 months which would be consecutive if breaks in service were disregarded. In the case of a Member retired with less than 60 months of Creditable Service, the average monthly Compensation during his total months of Creditable Service shall be used.

For a Pre-2016 Member, average monthly Compensation paid to a Member during any five Compensation Years out of the 120 months of Creditable Service ending with the last month in which the Member was employed in a Nonagreement Position (or, if less than 120, of the actual number of months of Creditable Service), which will produce the highest average monthly Compensation. In the case of a Member who has not served five Compensation Years during his last 120 (or less) months of Creditable Service, such average shall be computed by disregarding breaks in service for the purpose of determining Compensation Years. In the case of a Member retired with less than 60 months of Creditable Service, the average monthly Compensation during his total months of Creditable Service shall be used.

Benefits Investment Committee	Pursuant to Article XII, the Committee that is charged with duties relating to the investment or management of the Plan’s assets.

Board of Directors	Board of Directors of NSC.
Board of Managers	Pursuant to Article XI, the Board that acts as trustee and is charged with administering the Plan.
Bonus
A payment made pursuant to the Norfolk Southern Corporation Annual Bonus Program, Norfolk Southern Corporation Management Incentive Plan, Norfolk Southern Corporation Executive Management Incentive Plan or NS Stock Unit Plan.

Break in Service	A twelve-month period, measured from the date of employment or anniversaries thereof, in which an Employee is not credited with more than 500 Hours of Service.
Code	The Internal Revenue Code of 1986, as amended.
Compensation
Remuneration in the form of salary for nonagreement service paid to an Employee in a Nonagreement Position (increased by the amount of the Member's salary that is not includible in the gross income of the Member because it is contributed by NSC or a Participating Subsidiary pursuant to the Member’s salary reduction agreement and which is not includible in the gross income of the Member under (i) Section 402(e)(3) of the Code, as a Pre-Tax Contribution to the Thrift and Investment Plan of Norfolk Southern Corporation and Participating Subsidiary Companies, (ii) Section 125 of the Code, to provide benefits under the Norfolk Southern Corporation ChoicePlus Benefits Plan, or (iii) Section 132(f)(4) of the Code, to provide benefits under the Pre-Tax Transportation Plan of Norfolk Southern Corporation and Participating Subsidiary Companies), vacation pay paid to a former Employee for service in a Nonagreement Position (including payments for unused vacation made following the Employee’s severance from employment, provided that such payment is made within 2½ months after such severance from employment), Bonus for nonagreement service paid to an Employee in a Nonagreement Position, or differential wage payments as defined in Section 414(u)(12) of the Code (to the extent required by Section 414(u)(12) and the guidance issued thereunder), each as reported to the Internal Revenue Service for Federal income tax purposes. Severance payments, temporary locality payments, or special award payments (such as payments made under recruitment, safety, quality and retention programs) shall not be included within this definition. Annual compensation in excess of the limit provided in Section 401(a)(17)(B) of the Code shall not be included within this definition, except as otherwise permitted by law. For purposes of determining benefit accruals in a Compensation Year beginning on or after January 1, 2002, compensation for any Compensation Year beginning before January 1, 2002 shall be limited to $200,000.

Compensation Year	Any twelve consecutive month period of monthly Compensation ending on the last day of the same month as the last month in which the Member was employed in a Nonagreement Position.
Conrail	Consolidated Rail Corporation.
Conrail Plan	Supplemental Pension Plan of Consolidated Rail Corporation.
Creditable Service	A Member's creditable service, as defined in Article IV, for purposes of the Plan.
CW Plan	Retirement Plan of Chesapeake Western Railway.
Disability Benefit
The monthly disability benefit not to exceed the amount of the Normal Retirement Benefit the Member would receive if the Member separated from service at age 65 (taking into account any additional Creditable Service the Member would have earned if he had continued to work for Norfolk Southern Corporation or a Participating Subsidiary until age 65).

Disability Benefit Compensation	A Member's basic monthly salary (not to exceed the monthly equivalent of the annual compensation limit prescribed by Section 401(a)(17) of the Code).
Disability Service	A period during which the Member is receiving benefits under the LTD Plan on account of the Member’s total disability.
DMU Plan	Des Moines Union Railway Defined Benefit Pension Plan and Trust.
Eligible Child or Children
A Member’s natural or adopted children (unless such natural or adopted children have been legally adopted by other individuals), who at the date of the Member’s death are unmarried and under the age of 21 or who are totally and permanently disabled. An Eligible Child shall cease to be such as of the earlier of the last day of the month in which the child marries or attains the age of 21, or, if later, the last day of the month in which the child ceases to be totally and permanently disabled.

Eligible Parent or Parents	A Member’s natural mother or father or, if the Member was legally adopted, the adoptive parents in lieu of the natural parents.

Employee
A person who is employed as an employee by NSC or a Participating Subsidiary on a full-time basis, or who is employed by NSC or a Participating Subsidiary on a regular part-time basis and is designated as an Employee by NSC or a Participating Subsidiary and, in each instance, who receives compensation directly from NSC or a Participating Subsidiary for services rendered as an employee in the United States. Notwithstanding the previous sentence, the term “Employee” shall not include (i) a person who is covered by a contract or agreement that specifies that such person is not eligible to participate in the Plan; (ii) a person who has terminated from employment with NSC or a Participating Subsidiary, unless designated as an Employee by NSC or a Participating Subsidiary; (iii) a person who is a “Leased Employee” within the meaning of Section 414(n) of the Code or whose basic compensation for services on behalf of NSC or a Participating Subsidiary is not paid directly by NSC or a Participating Subsidiary; or (iv) a person who is classified as a special status employee or an independent contractor. An employee that NSC or a Participating Subsidiary mistakenly but in good faith classifies as other than an Employee shall be deemed to be an Employee as of the date on which NSC or a Participating Subsidiary reclassifies him or her as an Employee.

Entry Date	January 1st or July 1st coincident with or following the date that an Employee has satisfied the membership requirements of Article III of the Plan.
Fund	The assets held from time to time under the Plan.

Highly Compensated Employee
Any Employee who,(i) was at any time during the current year or preceding year a Five Percent Owner; or (ii) during the preceding year (A) received compensation from the Corporation or a Participating Subsidiary in excess of $80,000(as adjusted under Code Section 415(d))and (B) in the case of an Employee of any Participating Subsidiary not treated as a single employer together with the Corporation under Sections 414(b), 414(c), 414(m), 414(n), or 414(o) of the Code. For purposes of this definition, the term “compensation” means compensation within the meaning of Section 415(c)(3). For plan years beginning on or after January 1, 2001, “compensation” shall include elective amounts that are not includible in the gross income of the employee by reason of Section 132(f)(4) of the Code. Highly compensated former employees (as defined in Code Section 414(q)(9)) shall be treated as Highly Compensated Employees for all relevant purposes. For purposes of this definition, Employees who are nonresident aliens and who receive no earned income from the Corporation or a Participating Subsidiary which constitutes income from sources within the United States shall not be treated as Employees. The determination of who is a Highly Compensated Employee, including the determinations of the number and identity of Employees in the top paid group, the number of Employees treated as officers and the compensation that is taken into account, shall be made in accordance with Code Section 414(q) and the regulations thereunder.

Hour of Service
Each hour for which an Employee is paid, or entitled to payment for the performance or nonperformance of duties, or each hour for which back pay, regardless of mitigation of damages, is either awarded or agreed to by the employer. An Hour of Service shall be computed and credited in accordance with DOL Regulation 2530.200b.

K&IT Plan	Kentucky & Indiana Terminal Railroad Company Retirement Plan.
Leased Employee
Any person (other than employee of NSC or a Participating Subsidiary) who pursuant to an agreement between the recipient and any other person (“leasing organization”) has performed services for the recipient (or for the recipient and related persons determined in accordance with section 414(n)(6) of the Internal Revenue Code) on a substantially full-time basis for a period of at least one year, and such services are performed under primary direction or control of the recipient.

LPD Plan	Retirement Plan of Lambert's Point Docks, Incorporated.
LTD Plan	The Long-Term Disability Plan of Norfolk Southern and Participating Subsidiary Companies or any successor plan.
Member	A person entitled to participate in the Plan.

Month of Service
Any calendar month in which an Employee is paid, or entitled to payment, for the performance or nonperformance of duties. A Month of Service shall be treated as the equivalent of 190 Hours of Service in accordance with DOL Regulation 2530.200b-3.

NF&D Plan	Retirement Plan of Norfolk, Franklin and Danville Railway Company.
Nonagreement Position
A position for which the rates of pay are not governed by the provisions of a collective bargaining agreement, excluding those employees who perform service on positions as relief yardmasters/supervisors.

Normal Retirement Age	Age 65.
Normal Retirement Benefit	The greater of the early retirement benefit under the Plan or the benefit commencing under the Plan at Normal Retirement Date.
Normal Retirement Date	First day of the month next succeeding the month in which the Member attains Normal Retirement Age.
NSC	Norfolk Southern Corporation, a Virginia Corporation.
NW	Norfolk and Western Railway Company, a Virginia Corporation.
NW Plan	Retirement Plan of Norfolk and Western Railway.
NW Supplemental Plan	Norfolk and Western Railway Company Plan for Supplemental Pensions.
Participating Subsidiary	Each subsidiary or affiliated company of NSC which adopts the Plan and is approved for participation in the Plan as provided for in Article XVII.
Plan	Retirement Plan of Norfolk Southern Corporation and Participating Subsidiary Companies.
Plan Year	Calendar Year.
PLC Plan	Pocahontas Land Corporation Plan for Supplemental Pensions.

Post-retirement Survivor Annuity
A benefit that is payable in monthly installments for the Member’s life, commencing with the calendar month following the month in which the Member retires and ending with the month immediately prior to the month in which the Member dies, and thereafter at least 50% of which is paid in monthly installments to the Member’s Surviving Spouse, commencing in the month of the Member’s death and ending with the month immediately prior to the month of the Surviving Spouse’s death.

Post-2015 Member	A person who becomes a Member of the Plan after December 31, 2015.

Pre-2016 Member	A person who becomes a Member of the Plan before January 1, 2016.
Projected Normal Retirement Benefit
The Member’s projected accrued benefit under the Plan at Normal Retirement Age assuming the Member’s Average Final Compensation at Normal Retirement Age equals his Average Final Compensation as measured on the last day in which the Member was an Employee and taking into account any additional Creditable Service the Member would have earned if he had continued to work at Norfolk Southern Corporation or a Participating Subsidiary until Normal Retirement Age.

Service Ratio
Effective as of January 1, 2002, a fraction (not exceeding 1) the numerator of which is the Member’s Creditable Service and the denominator of which is the Creditable Service the Member would have if he served until Normal Retirement Age.

Southern	Formerly, Southern Railway Company, a Virginia Corporation, name changed to Norfolk Southern Railway Company, effective December 31, 1990.
Southern Plan	Southern Railway System Retirement Plan.
Surviving Spouse	A deceased Member's lawful surviving spouse who was married to the Member on the date of retirement or date of death before retirement.
VHC Plan	Virginia Holding Corporation Supplemental Pension Plan.
Year of Service	Any twelve consecutive month period, as measured from the date of employment or anniversaries thereof, in which an Employee has not less than six Months of Service.

Wherever used in the Plan, words in the masculine form shall be deemed to refer to females as well as males, and words referring to the singular or plural shall include the plural or singular, as the case may be.

ARTICLE III.    MEMBERSHIP

1.    Every person who is a member of the NW Plan, Southern Plan, CW Plan, K&IT Plan, NF&D Plan, PLC Plan or VHC Plan on the Effective Date shall become a Member on such date. Every person who is a member of the LPD Plan shall become a Member on January 1, 1984. Every person who is a member of the NW Supplemental Plan or the DMU Plan shall become a Member on December 31, 1988, and February 28, 1989, respectively. However, a Member who is a member of the NW Supplemental Plan on December 31, 1988, and does not perform service for Compensation in a Nonagreement Position on or after December 31, 1988, shall be governed solely by the provisions of Article XXII of the Plan.

2.    (a)    Before July 1, 2014, every other Employee became a Member on the first day he performed service for Compensation in a Nonagreement Position on or after the Effective Date. Effective February 1, 1999, however, any Employee who begins to perform service as an Agreement Trainee on or after that date and was not previously a Member of the Plan will not be a Member of the Plan unless and until the Employee subsequently performs service in a Nonagreement Position other than that of Agreement Trainee.

(b)    Effective July 1, 2014, every other Employee who performs service for Compensation in a Nonagreement Position shall become a Member on the applicable Entry Date upon reaching age 21 and completing one Year of Service. Effective February 1, 1999, however, any Employee who begins to perform service as an Agreement Trainee on or after that date and was not previously a Member of the Plan will not be a Member of the Plan unless and until the Employee subsequently performs service in a Nonagreement Position other than that of Agreement Trainee.

3.    (a)    Unless a Member's rights in the Plan have vested under Article IX, his membership in the Plan shall terminate at the time he shall cease to be an Employee for any reason other than retirement or Disability Service.

(b)    If an Employee terminates service before completing a Year of Service and attaining age 21, and the Employee subsequently is reemployed by and performs service for Compensation in a Nonagreement position before incurring a Break in Service, then the Employee’s pre-termination Year of Service (and Months of Service during any Year of Service computation period) will be included in determining when the Employee becomes a Member.

(c)    If an Employee terminates service after completing a Year of Service and attaining age 21 but before the Employee’s Entry Date, and the Employee subsequently is reemployed by and performs service for Compensation in a Nonagreement position, then the Employee will become a Member as of the later of (i) the Entry Date the Employee would have become a Member had he not ceased to be an Employee, or (ii) the Employee’s rehire date; provided, however, that if the Employee has incurred five consecutive one-year Breaks in Service, then any Years of Service (or fraction thereof) prior to the Employee’s termination shall be disregarded for purposes of determining participation in the Plan, and the Employee will become a Member as specified in Article III, section 2(b).

(d)    If a Member terminates service before the Member’s rights in the Plan have vested under Article IX, and he subsequently is reemployed as an Employee and performs service for Compensation in a Nonagreement position before incurring a Break in Service, then the Employee will again be a Member for purposes of determining participation in the Plan as of the rehire date.

(e)    If a Member terminates service before the Member’s rights in the Plan have vested under Article IX, and he subsequently is reemployed as an Employee and performs service for Compensation in a Nonagreement position after incurring a Break in Service, then the Employee will again become a Member for purposes of determining participation in the Plan as of the rehire date; provided, however, that if the Employee has incurred five consecutive one-year Breaks in Service, then any Years of Service (or fraction thereof) prior to the Member’s termination shall be disregarded for purposes of determining participation in the Plan, and the Employee will become a Member as specified in Article III, section 2(b).

ARTICLE IV.    CREDITABLE SERVICE

1.    Creditable Service shall consist of:

(a)    Each Year of Service (or fraction thereof) with NSC or a Participating Subsidiary in a Nonagreement Position commencing on and measured from the later of the first day a Member performs service for Compensation or the Member's 1982 anniversary of his date of employment, except that if the Member is first assigned to perform services outside of the United States on or after November 10, 2011, Creditable Service shall not include any period of time during which the Member is performing services in such foreign country;

(b)    Service creditable as a member under the NW Plan, Southern Plan, AC&Y Plan, CW Plan, K&IT Plan, NF&D Plan, PLC Plan, or VHC Plan measured to the 1982 anniversary of the Member's date of employment (or the Member's employment termination date, if earlier), without regard to whether such 1982 anniversary date was before or after the Effective Date;

(c)    Service creditable as a member under the LPD Plan prior to January 1, 1984, as measured from the Member's date of employment;

(d)    Service (other than service creditable under the Conrail Plan as a result of the terms or provisions of any change-in-control agreement, employment agreement, severance agreement or other similar agreement) creditable to a member under the Conrail Plan beginning on April 1, 1976;

(e)    The following periods of Agreement Service not credited under subparagraph (a) or (b) above:

(i)     Agreement Service, prior to the Effective Date, of a Member (on the Effective Date) hired prior to the Effective Date with NW, Norfolk, Franklin and Danville Railway Company, The Virginian Railway Company, The New York, Chicago and St. Louis Railroad Company, Wabash Railroad Company, New Jersey, Indiana & Illinois Railroad Company, The Pittsburgh & West Virginia Railway Company, and The Lake Erie and Fort Wayne Railroad Company;

(ii)     Agreement Service, prior to the Effective Date, of a Member who was a member of the Southern Plan on or after July 22, 1980, with a "System Company" as defined in the Southern Plan, but only if such Member has been employed in a Nonagreement Position (not including Disability Service) for five or more years, whether or not consecutive;

(iii) Agreement Service after the Effective Date of a Member with NSC or a Participating Subsidiary where followed by service in a Nonagreement Position, but only if such Member has been employed in a Nonagreement Position (not including Disability Service) for (A) five or more years, whether or not consecutive, for a Pre-2016 Member, or (B) ten or more years, whether or not consecutive, for a Post-2015 Member; and

(iv) Agreement Service with Conrail on or after April 1, 1976, of a Member, but only if such Member has been employed by NSC in a Nonagreement Position (not including Disability Service) for (A) five or more years, whether or not consecutive, after March 7, 1997, for a Pre-2016 Member, or (B) ten or more years, whether or not consecutive, for a Post-2015 Member;

(f)    Service creditable as a member under the DMU Plan prior to March 1, 1989, as measured from the Member's date of employment;

(g)    Each Year of Service (or fraction thereof), as defined under this Plan, with Virginia Railway Association, for Members who are Employees on December 31, 2004 and who retire on or after January 1, 2005;

(h)    Each Year of Service (or fraction thereof) in a Nonagreement Position, as defined under this Plan, with Illinois Terminal Railroad Company, for Members who are Employees on December 31, 2004, and who retire on or after January 1, 2005; and

(i)    Service by a Member as a relief yardmaster/supervisor for NSC or a Participating Subsidiary where followed by service in a Nonagreement Position, but only if such Member has been employed in a Nonagreement Position (not including Disability Service) for (A) five or more years, whether or not consecutive, for a Pre-2016 Member, or (B) ten or more years, whether or not consecutive, for a Post-2015 Member.

2.    Creditable Service shall also include the following periods that are not credited under Section 1 of this Article:

(a)    Periods of absence because of illness or injury;

(b)    Periods of Disability Service except that a Member shall be credited with one Month of Service hereunder for each two months of any such Disability Service;

(c)    Periods of service not in excess of the longer of a total of 60 months or the period of absence permitted for the purpose of establishing entitlement to reemployment rights under the Uniform Services Employment and Reemployment Rights Act of 1994 ("USERRA") in the uniformed services of the United States, as defined in USERRA, or the armed forces of Canada, if the Member was a Member of the Plan (or a predecessor plan) immediately prior to such service and returned to employment within 90 days after release from such armed forces or within the time fixed by law for retention of employment rights, whichever is greater, except that if the Member dies during such period of qualified military service, Creditable Service shall be determined as if the Member returned to employment on the day preceding the day of the Member’s death and terminated employment on the actual date of death; and

(d)    Periods of leave of absence, under rules of the Board of Managers uniformly applicable to all similarly situated Members, to accept, at the request of NSC or a Participating Subsidiary, employment by a subsidiary company, to attend educational institutions, to accept employment by a government or government agency, or to carry out other activities approved by the Board of Managers.

3.    (a)    During a period of absence for which Creditable Service is granted under Paragraphs 2(a), (b), and (d) or during a period of service in the armed forces of Canada for which Creditable Service is granted under Paragraph 2(c), the Member shall be deemed to have earned the greater of Compensation at the regular monthly or annual rate in effect immediately preceding such absence or at the regular monthly or normal rate payable to the Member for services rendered to his employer during such leave of absence.

(b)    During a period of service in the uniformed service of the United Sates for which Creditable Service is granted under Paragraph 2(c) of Article IV, the Member’s monthly Compensation for each month during each such period shall be deemed to be either (a) the monthly Compensation the Member would have earned during the period of military service if he or she had not been on leave for such service; or (b) if this amount is not reasonably certain, the average monthly Compensation for the 12 months preceding the beginning of each such period of military service.

4.    (a)     If a Pre-2016 Member has been employed in a Nonagreement Position for less than five years, then, for purposes of computing the benefit under section 1 of Article VI, Creditable Service shall be the sum of a Member’s Creditable Service under Sections 1, 2 and 3 of this Article IV plus the sum of:

(i)    Twenty percent (20%) multiplied by the number of years (or fraction thereof) that the Member has been employed in a Nonagreement Position (not including Disability Service) times Agreement Service, prior to the Effective Date, of a Member who was a member of the Southern Plan on or after July 22, 1980, with a "System Company" as defined in the Southern Plan; and

(ii)    Twenty percent (20%) multiplied by the number of years (or fraction thereof) that the Member has been employed in a Nonagreement Position (not including Disability Service) multiplied by the sum of Agreement Service and service as a relief yardmaster/supervisor after the Effective Date of a Member with NSC or a Participating Subsidiary where followed by service in a Nonagreement Position; and

(iii) Twenty percent (20%) multiplied by the number of years (or fraction thereof) that the Member has been employed in a Nonagreement Position (not including Disability Service) after March 7, 1997, times Agreement Service of a Member with Conrail on or after April 1, 1976.

After the Pre-2016 Member has been employed in a Nonagreement Position for five or more years, then Creditable Service for purposes of computing the benefit under Section 1 of Article VI shall be equal to the Member’s Creditable Service under Sections 1, 2 and 3 of this Article IV, and this subsection 4(a) shall no longer apply.

(b)    If a Post-2015 Member has been employed in a Nonagreement Position for less than ten years, then, for purposes of computing the benefit under section 1 of Article VI, Creditable Service shall be the sum of a Member’s Creditable Service under Sections 1, 2 and 3 of this Article IV plus the sum of:

(i) Ten percent (10%) multiplied by the number of years (or fraction thereof) that the Member has been employed in a Nonagreement Position (not including Disability Service) multiplied by the sum of Agreement Service and service as a relief yardmaster/supervisor after the Effective Date of a Member with NSC or a Participating Subsidiary where followed by service in a Nonagreement Position; and

(ii) Ten percent (10%) multiplied by the number of years (or fraction thereof) that the Member has been employed in a Nonagreement Position (not including Disability Service) after March 7, 1997, times Agreement Service of a Member with Conrail on or after April 1, 1976.

After the Post-2016 Member has been employed in a Nonagreement Position for ten or more years, then Creditable Service for purposes of computing the benefit under Section 1 of Article VI shall be equal to the Member’s Creditable Service under Section 1, 2 and 3 of this Article IV, and this subsection 4(b) shall no longer apply.

ARTICLE V.    RETIREMENT

1.    A Member shall retire not later than the end of the month in which he attains Normal Retirement Age, effective Normal Retirement Date, except where:

(a)    The provisions of the Age Discrimination in Employment Act of 1967, as amended, or of any other applicable law, prohibit the mandatory retirement of such Member; or

(b)    The Board of Directors, in its sole discretion, requests a Member whose compensation is fixed by the Board of Directors to continue in service following the Member's Normal Retirement Date for such period of time as may be determined by the Board of Directors.

2.    A Member who is actively employed or on Disability Service may retire at the end of any month, effective the first day of the following month, between attainment of ages 62 and 65.

3.    A Member who is actively employed or on Disability Service may retire at the end of any month, effective the first day of the following month, between attainment of ages 60 and 62 if he is vested at the time of such retirement.

4.    An otherwise eligible Member between attainment of ages 55 and 60 who is vested under Article IX and who is actively employed in a Nonagreement Position or on Disability Service can elect benefits as follows:

(a)     A Pre-2016 Member with not less than 10 Years of Service (including not less than 5 years of Creditable Service) may retire at the end of any month, effective the first day of the following month, with a temporary early retirement benefit, until the Member attains age 60, equal to the lesser of:

(i)    the Tier I Railroad Retirement or Social Security benefit that would be paid at earliest eligibility age, or

(ii)	$500 per month.

Notwithstanding the above, if the Member is currently receiving any benefit under Railroad Retirement or Social Security the Member may retire under this provision but is not eligible for the temporary early retirement benefit.

(b) A Pre-2016 Member with not less than 10 Years of Service (including not less than five years of Creditable Service) may retire at the end of any month effective the first day of the following month and receive the benefit provided by Section 2(a)(ii) of Article VI. A Post-2015 Member with not less than 10 years of Creditable Service may retire at the end of any month effective the first day of the following month and receive the benefit provided by Section 2(b)(ii) of Article VI.

ARTICLE VI.    RETIREMENT BENEFITS

1.    The retirement benefit of a Member who retires under Section 1 or 2 of Article V shall be, subject to the provisions of Article VIII, the sum of:

(a)    A monthly benefit equal to his Average Final Compensation multiplied by 1.5% times the number of years of his Creditable Service (or fraction thereof), but not in excess of 60% of such Average Final Compensation, except as provided in Section 4 of this Article VI;

(b)    A monthly benefit equal to 1/120th of the Member's accumulated and unrefunded contributions to the NW Supplemental Plan (including interest to the date of retirement), if any;

(c)    A monthly Additional Retirement Benefit, if any, applicable to the Member as contained in Schedule A of the Plan, effective January 1, 1996, provided that the Internal Revenue Service subsequently issues a favorable determination letter approving such Additional Retirement Benefit; and

(d)    A monthly Additional Retirement Benefit, if any, applicable to the Member as contained in Schedule B of the Plan, beginning January 1, 2005;

Less the sum of:

(e)    70% of the monthly Railroad Retirement annuity or 66 2/3% of the monthly Social Security annuity (described in Section 3 of this Article VI), whichever is applicable, assuming that such annuity commenced at the earliest eligibility age following retirement;

(f)    The amount of any regular monthly annuity attributable to contributions by The Virginian Railway Company payable to the Member by the Plan for Pension Payments under Group Annuity Contract GR‑130 between The Virginian Railway Company and The Travelers Insurance Company;

(g)    The amount of any monthly benefit payable to the Member under Article XXII if the Member's Agreement Service was used to calculate a benefit under this Article VI;

(h)    The amount of any monthly benefit payable to the Member under the Merged Employees Pension Plan of Norfolk and Western Railway Company;

(i)    The amount of any monthly benefit payable to the Member under the AC&Y Plan;

(j)    For Members who were participants in the Conrail Plan or the Retirement Plan of Consolidated Rail Corporation, and who first became Members after August 26, 1999, the amount of any monthly benefit payable to the Member under the Conrail Plan (excluding any benefit described in Article 14 of the Conrail Plan as in effect on or after August 1, 1998) under the Retirement Plan of Consolidated Rail Corporation, and under any qualified defined benefit pension plan maintained by any other entity whose service is credited under the Conrail Plan and/or under the Retirement Plan of Consolidated Rail Corporation, with such amounts determined as if the Member had retired under the Conrail Plan and/or the Retirement Plan of Consolidated Rail Corporation on the date of commencement of retirement benefits under this Plan; and

(k)    The amount, if any, applicable to the Member as contained in Schedule C of the Plan, beginning January 1, 2005.

The offsets described in paragraphs (e) through (k) of this Section 1 shall begin as of the date the amounts described in such paragraph first become payable, or are assumed to have become payable, to the Member. If the Member’s benefit under any other plan is paid in a form that does not provide monthly payments, the offsets described in paragraphs (e) through (k) shall be determined as if the Member’s benefit under such other plan had been paid as a single life annuity.

If a Member remains employed after Normal Retirement Age, or defers receipt of the Member’s benefit after Normal Retirement Age, the Member’s benefit will be the greater of (1) the Member’s benefit calculated as of the Normal Retirement Date and actuarially adjusted to reflect the delay in the benefits past the Member’s Normal Retirement Date, or (2) the Member’s accrued benefit under the Plan as of his actual retirement date.

2.    The retirement benefit of a Member who retires under Section 3 or 4(b) of Article V shall be computed as follows:

(a)     The retirement benefit of a Pre-2016 Member who retires under Section 3 or 4(b) of Article V shall be computed as follows:

(i) The retirement benefit of a Member who retires under Section 3 of Article V shall be the benefit calculated under Section 1 of this Article VI; provided, however, that, if his Creditable Service at the time of retirement is less than 10 years, the amounts determined under paragraphs (a), (b) and (c) of said Section 1 shall be reduced by 1/180th for each calendar month the Member is under age 62 at the time of his retirement, and this benefit will be further reduced by the amounts under paragraphs (e) through (k) of Section 1 when such amounts are payable to the Member; and provided further that a Member whose benefit is computed under this Section 2 of Article VI may elect in writing to defer receipt of his retirement benefit under the Plan to the first day of any month following his 60th birthday up to the first day of the month following attainment of age 62 and if the Member so elects, the 1/180th reduction shall only be made for each month, if any, by which the commencement of the Member's retirement benefit precedes his attaining age 62. Notwithstanding the foregoing, the 1/180th reduction shall not apply if a Member has not less than five years of Creditable Service and not less than ten Years of Service.

(ii)    The retirement benefit of a Member who retires under Section 4(b) of Article V shall be the benefit calculated under Section 1 of this Article VI; provided, however, that the sum of the amounts determined under paragraphs (a), (b) and (c) of said Section 1 shall be reduced by 1/360th for each calendar month the Member is under age 60 at the time of his retirement, and this benefit will be further reduced by the amounts under paragraphs (e) through (k) of Section 1 when such amounts are payable to the Member.

(b) The retirement benefit of a Post-2015 Member who retires under Section 3 or 4(b) of Article V shall be computed as follows:

(i)     The retirement benefit of a Member who retires under Section 3 of Article V shall be the benefit calculated under Section 1 of this Article VI; provided, however that:

(A)    if the Member’s Creditable Service at the time of retirement is less than 10 years, the amounts determined under paragraphs (a), (b) and (c) of said Section 1 shall be reduced by 1/180th for each calendar month the Member is under age 62 at the time of his retirement, or

(B)    if the Member’s Creditable Service at the time of retirement is 10 or more years but less than 30 years, the amounts determined under paragraphs (a), (b) and (c) of said Section 1 shall be reduced by 1/360th for each calendar month the Member is under age 62 at the time of his retirement, and the benefit under this Section 2(b)(i) will be further reduced by the amounts under paragraphs (e) through (k) of Section 1 when such amounts are payable to the Member; and provided further that a Member whose benefit is computed under this Section 2 of Article VI may elect in writing to defer receipt of his retirement benefit under the Plan to the first day of any month following his 60th birthday up to the first day of the month following attainment of age 62 and if the Member so elects, the 1/180th or 1/360th reduction shall only be made for each month, if any, by which the commencement of the Member's retirement benefit precedes his attaining age 62. Notwithstanding the foregoing, neither the 1/180th nor the 1/360th reduction shall apply if a Member has not less than 30 years of Creditable Service.

(ii)    The retirement benefit of a Member who retires under Section 4(b) of Article V shall be the benefit calculated under Section 1 of this Article VI; provided, however, that the sum of the amounts determined under paragraphs (a), (b) and (c) of said Section 1 shall be reduced:

(A) if the Member’s Creditable Service at the time of retirement is 10 or more years but less than 30 years, by 1/360th for each calendar month (not to exceed 24 months) the Member under age 62 at the time of his retirement, and further reduced by 1/180th for each calendar month the Member is under age 60 at the time of his retirement, or

(B) if the Member’s Creditable Service at the time of retirement is 30 or more years, by 1/360th for each calendar month (not to exceed 24 months) the Member is under age 60 at the time of his retirement, and further reduced by 1/180th for each calendar month the Member is under age 58 at the time of his retirement, and the benefit under this Section 2(b)(ii) will be further reduced by the amounts under paragraphs (e) through (k) of Section 1 when such amounts are payable to the Member.

(c)    The delay in reducing the benefit for the amount described in Article VI, Section 1, paragraph (e), between the Member’s retirement date under this Plan and the date as of which the amount described in Article VI, Section 1, paragraph (e) becomes payable, or is assumed to become payable, is intended to meet the requirements of a qualified supplement (“QSUPP”) as provided in final regulations under Code Section 401(a)(4).  Such temporary early retirement benefit shall be vested in accordance with Article IX and shall be a protected benefit subject to the anti-cutback provisions of Section 411(d)(6) of the Code.

3.    For purposes of calculating the retirement benefit under this Article VI:

(a)    The monthly Railroad Retirement annuity shall mean the monthly annuity payable under the Railroad Retirement Act computed on the basis of total railroad service multiplied by a fraction, the numerator of which is the total months of Creditable Service and the denominator of which is such total railroad service. (Such annuity shall exclude the supplemental annuity payable under Title I of Public Law 89‑699 or any corresponding or successor legislation);

(b)    The monthly Social Security annuity shall mean the Primary Insurance Annuity computed under the Social Security Act on the basis of creditable compensation under the Act applicable to Creditable Service under the Plan; and

(c)    The monthly Railroad Retirement annuity or Social Security annuity shall be computed as of the actual retirement date, the commencement date of last Disability Service not followed by a return to active service, or the date of final termination of service prior to age 60, whichever is earliest. In the case of a Member of the Plan on August 1, 1997, who retires after the Member’s Normal Retirement Date, the Member’s benefit shall be no less than the Member’s benefit computed under this Article VI as of August 1, 1997, but using the Normal Retirement Date to determine the monthly Railroad Retirement or Social Security annuity.

4.    In computing the retirement benefit of a Member under this Article VI, who was a member of the NW Plan or PLC Plan and who has more than 40 years of Creditable Service as of the Effective Date, such Member shall for purposes of Section 1(a) of this Article VI have his Average Final Compensation multiplied by 1.5% times the number of years of his Creditable Service on the Effective Date, without limitation.

5.    (a)    The retirement benefit of a Member, who was a member of the NW Supplemental Plan, computed under this Article VI shall not be less than his benefit computed under Article XXII solely on the basis of service and compensation creditable through April 30, 1965, or the date on which the Member is first in a Nonagreement Position, whichever is later; and

(b)    The retirement benefit of a Member, who was a member of the NW Supplemental Plan, computed under this Article VI shall not be less than a benefit equal to 1/120th of the Member's accumulated and unrefunded contributions (including interest to date of retirement), if any, to the NW Supplemental Plan, reduced in accordance with Section 2 of this Article VI, if such reduction is applicable.

6.    The retirement benefit of a Member who was a member of the Southern Plan on July 21, 1980, shall be the greater of the amount computed under Section 1 of this Article VI or computed as follows:

(a)    A monthly benefit equal to 45% of the Member's Average Final Compensation plus 1/4 of 1% of Average Final Compensation for each year that the Member's Creditable Service at the time of retirement exceeds 30 years, but in no event shall such additional benefit exceed 2 1/2% of Average Final Compensation, plus any applicable Additional Retirement Benefit, reduced by:

(i)     63% of the monthly Railroad Retirement annuity or 60% of the monthly Social Security annuity (described in Section 3 of this Article VI), whichever is applicable, assuming that such annuity commenced at the earliest eligibility age following retirement;

(ii)     1/180th for each month by which the Member's retirement precedes the attainment of age 65 if the Member has less than 20 years of Creditable Service; and

(iii) 1/180th for each month by which the Member's Creditable Service is less than 15 years.

(b)    A Member whose retirement benefit is computed under paragraph (a) of this Section 6 may elect in writing to defer receipt of his retirement benefit under the Plan to the first day of any month following his 60th birthday up to Normal Retirement Date. If the Member so elects, the reduction to be made pursuant to paragraph 6(a)(ii) shall only be made for each month, if any, by which the commencement of payment of the Member's retirement benefit precedes his attaining age 65.

7.    The retirement benefit of a Member who was a member of the DMU Plan on February 28, 1989, shall be the greater of the amount computed under Section 1 of Article VI or computed as follows:

(a)    A monthly benefit commencing at Normal Retirement Age equal to 1.5% of Average Final Compensation multiplied by years of Creditable Service, minus 7.8% of the Primary Insurance Amount (for Social Security purposes) for each year of Creditable Service, with a maximum offset of 78%, plus any applicable Additional Retirement Benefit, reduced by

(i)    an amount which is actuarially equivalent to the amount of any benefit the Member is eligible to receive under any qualified pension or profit sharing plan of an owner company of the Des Moines Union Railway Company based on the same period of service, and

(ii)    for a Member who terminates after completing 15 Years of Service and after attaining age 60, 1/180th for each full month by which his early retirement precedes his Normal Retirement Age.

8.    If an individual became a Member on or before August 26, 1999, and the Member was previously a participant in the Conrail Plan or the Retirement Plan of Consolidated Rail Corporation and accrued a benefit that was transferred to the Plan, the Member’s retirement benefit shall be the greater of (i) the amount computed under this Article VI, or (ii) the Member’s benefit he accrued under the Conrail Plan (excluding any benefit described in Article 14 of the Conrail Plan as in effect on or after August 1, 1998) or the Retirement Plan of Consolidated Rail Corporation.

9.    Except as provided in the following sentence, in Section 6(b) of this Article VI, or in Section 8 or 9 of Article VIII, every retirement benefit shall be payable in monthly installments for life commencing with the calendar month immediately following the month in which the Member retires and ending with the month immediately prior to the month in which the Member or, if a survivorship election is in effect, his survivor dies or ceases to be eligible for survivor benefits. If the present value (determined, for this purpose only, using the “applicable interest rate” as defined in Section 417(e)(3)(C) for November of the year preceding the Plan Year and the "applicable mortality table," as defined in Section 417(e)(3)(B) of the Code) of a retirement benefit payable under this Article VI or under Article IX, or a survivorship benefit payable pursuant to Article VIII, does not exceed $5,000, such benefit will be paid as soon as administratively feasible in a lump sum distribution, (i) to a vested Member upon the earlier of retirement or termination of his employment with NSC or a Participating Subsidiary; (ii) to the Surviving Spouse of such vested Member; (iii) to an “alternate payee,” as defined in Section 414(p)(8) of the Code; (iv) if the Member, Surviving Spouse, or alternate payee, as the case may be, so elects in writing, to the trustee of an "eligible retirement plan," as defined in Section 402(c)(8)(B) of the Code or, to a Roth IRA described in Section 408A of the Code; or, (v) to the extent permitted under Section 402(c)(11) and related guidance issued by the Secretary of the Treasury, if a non-spouse beneficiary (within the meaning of Section 401(a)(9)(E) of the Code) so elects in writing, to the trustee of an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, or to a Roth IRA described in Section 408A of the Code that both is established to receive such distribution and will be treated as an “inherited IRA” for the beneficiary. Except as provided in the preceding sentence, no distribution may be made unless the Member and his Spouse, or if the Member has died his Surviving Spouse, consent in writing to such payment. Effective with respect to any mandatory distribution that is greater than $1,000 but that does not exceed $5,000, if the Member does not elect to have such distribution paid directly to an eligible retirement plan specified by the Member in a direct rollover or to receive the distribution directly in a lump sum distribution, then the Plan administrator will pay the distribution in a direct rollover to an individual retirement plan designated by the Plan administrator. If a Member who has received a lump sum distribution of the present value of his retirement benefit is subsequently rehired by the Corporation, he shall again participate in the Plan as of his date of re‑employment and his prior period of service shall be restored for purposes of Article IX, except that his prior period of Creditable Service shall not be counted for purposes of determining his Accrued Benefit on his subsequent retirement or other termination of employment.

10.    Except as otherwise provided herein, no benefit shall be payable to a Member under the Plan until retirement, or to his Surviving Spouse until death of the Member, except such benefit as may be payable in accordance with the applicable requirements of a qualified domestic relations order as that term is defined in Section 414(p) of the Code. The Board of Managers shall establish reasonable procedures to determine the qualified status of domestic relations orders and to administer distributions under such qualified orders. No benefit shall be payable to a Member during any period in which he engages in active service as an Employee, except as provided in Article VIII, Section 8.

11.    Notwithstanding anything herein to the contrary, a Member's Accrued Benefit under the Plan shall not be less than the Member's accrued benefit under the NW Plan, Southern Plan, CW Plan, K&IT Plan, NF&D Plan, PLC Plan or VHC Plan on the Effective Date, the LPD Plan on December 31, 1983, or the DMU Plan on February 28, 1989, and in no event shall his retirement benefit under this Article VI be less than such Accrued Benefit.

12.    (a)    A member who retired under the NW Plan and was paid a retirement benefit for the month of December 1985 and who is entitled to a retirement benefit for the month of January 1987, or the Surviving Spouse of a deceased Member who retired prior to January 1, 1986, who is entitled to a retirement benefit for the month of January 1987 pursuant to a survivorship election by such Member, as the case may be, shall receive an increase in such retirement benefit beginning with the retirement benefit payable for the month of January 1987, such increase in retirement benefit to be ¼ of 1% for each month of the Member's retirement from January 1, 1980, to January 1, 1986, plus an additional 3% for a Member who retired prior to January 1, 1980, with a maximum increase of 21%.

(b)    A Member who retired under the Southern Plan and was paid a retirement benefit for the month of December 1985 and who is entitled to a retirement benefit for the month of January 1987, or the Surviving Spouse of a deceased Member who retired prior to January 1, 1986, who is entitled to a retirement benefit for the month of January 1987 pursuant to a survivorship election by such Member, as the case may be, shall receive an increase in such retirement benefit beginning with the retirement benefit payable for the month of January 1987, such increase in retirement benefit to be ¼ of 1% for each month of the Member's retirement from January 1, 1979, to January 1, 1986, plus an additional 3% for a Member who retired prior to January 1, 1980, with a maximum increase of 24%.

(c)    A Member who retired under the Plan and was paid a retirement benefit for the month of December 1985 and who is entitled to a retirement benefit for the month of January 1987, or the Surviving Spouse of a deceased Member who retired prior to January 1, 1986, who is entitled to a retirement benefit for the month of January 1987 pursuant to a survivorship election by such Member, as the case may be, shall receive an increase in such retirement benefit beginning with the retirement benefit payable for the month of January 1987, such increase in retirement benefit to be ¼ of 1% for each month of the Member's retirement from June 1, 1982, to January 1, 1986, with a maximum increase of 10¾%.

13.    Anything in this Article VI to the contrary notwithstanding, the monthly retirement benefit of a Member shall not be less than the greatest of the amounts described in (a) through (e), below, with the amount determined under (b) through (e) reduced by the charge for any optional pre-retirement survivor annuity elected by the Member under section 2(b) of Article VIII:

(a)	$8.34, but only if the Member had accrued an Hour of Service on or before December 31, 2007;

(b)
The Member’s Projected Normal Retirement Benefit times the Member’s Service Ratio. Notwithstanding any provision to the contrary, the retirement benefit described in this Section 13(e) shall be reduced in the same manner as described in Section 2 of this Article or in Article IX, as applicable;

(c)	The Member’s accrued retirement benefit under this Article VI as measured on April 30, 2005;

(d)
The Member’s Average Final Compensation that is not in excess of $4,167, multiplied by 1.25% times the number of years of his Creditable Service (or fraction thereof) that is not in excess of five years. Notwithstanding any provision to the contrary, the retirement benefit described in this Section 13(d) shall be actuarially reduced, based on mortality for employees as shown in Exhibit A and interest at the rate of 7.5% per year compounded annually if the Member’s benefit commences before Normal Retirement Date; or

(e)
The Member's Projected Normal Retirement Benefit times the Member's Service Ratio, calculated as if the Member's employment had terminated on December 31, 2009. For purposes of this paragraph, the Service Ratio with respect to benefits accrued between January 1, 2002 and December 31, 2009 shall be equal to a fraction (not exceeding 1) the numerator of which is the Member’s Months of Service and the denominator of which is the number of Months of Service the Member would have if he served until Normal Retirement Age. Notwithstanding any provision to the contrary, the retirement benefit described in this Section 13(e) shall be reduced in the same manner as described in Section 2 of this Article or in Article IX, as applicable.

14.    The AW&W Plan was merged into the Plan effective as of December 31, 2007. As of that date, the liabilities of the AW&W Plan became liabilities of the Plan and the AW&W Plan ceased to exist. Notwithstanding anything in this Plan to the contrary, benefits shall be paid in accordance with the provisions of Schedule D. In the event of a spinoff or termination of the Plan within five years following the merger of the AW&W Plan into the Plan, assets will be allocated first for the benefit of the AW&W Plan participants to the extent of their benefits on a termination basis just prior to the merger.

15.    Any distribution under the Plan to a Member shall commence not later than the "required beginning date" as defined in Section 401(a)(9) of the Code, and shall satisfy the incidental benefit requirement in Section 401(a)(9)(G) of the Code and any regulations promulgated thereunder. For a Member who is not a 5% owner and who attains age 70½, the term "required beginning date" shall mean April 1 of the calendar year following the later of (a) the calendar year the Member attains age 70½ or (b) the calendar year in which the Member retires. If a Member retires under the Plan after the calendar year in which the member attains age 70½, the Member's benefit computed under this Article VI shall be actuarially increased to take into account the period after age 70½ in which the Member was not receiving any benefits under the Plan.

ARTICLE VII.    LIMITATION ON BENEFITS

1.    Notwithstanding any provision in the Plan to the contrary, the annual benefit accrued by or payable in any form to any Member shall not exceed such amount as may be authorized under Section 415 of the Code, determined on a calendar year basis, and such rules are hereby incorporated by reference. For purposes of applying the benefit accrual limits, the definition of compensation shall be compensation as defined in Treasury Regulation Section 1.415(c)‑2(d)(3), or successor regulation, excluding foreign compensation.

2.    Any adjustments to the benefit amounts authorized under Section 415(d) by the Commissioner shall be effective from January 1 of the year for which the adjustment is made and shall apply to all Members regardless of whether the Member retired prior to such adjustment.

3.    Notwithstanding any other provisions of the Plan, if the Plan’s adjusted funding target attainment percentage for a Plan Year is less than 80 percent (or would be less than 80 percent to the extent described in Section 3(b) below) but is not less than 60 percent, then the limitations set forth in this Section 3 apply.

(a)
A Member or beneficiary is not permitted to elect, and the Plan shall not pay, a single sum payment or other optional form of benefit that includes a prohibited payment with an annuity starting date on or after the applicable Code section 436 measurement date, and the Plan shall not make any payment for the purchase of an irrevocable commitment from an insurer to pay benefits or any other payment or transfer that is a prohibited payment, unless the present value of the portion of the benefit that is being paid in a prohibited payment does not exceed the lesser of:

i.	50 percent of the present value of the benefit payable in the optional form of benefit that includes the prohibited payment; or

ii.	100 percent of the PBGC maximum benefit guarantee amount (as defined in section 1.436-1(d)(3)(iii)(C) of the Treasury Regulations).

The limitation set forth in this Section 3(a) does not apply to any payment of a benefit which under Code section 411(a)(11) may be immediately distributed without the consent of the Member. If an optional form of benefit that is otherwise available under the terms of the Plan is not available to a Member or beneficiary as of the annuity starting date because of the application of the requirements of this Section 3(a), the Member or beneficiary is permitted to elect to bifurcate the benefit into unrestricted and restricted portions (as described in section 1.436-1(d)(3)(iii)(D) of the Treasury Regulations). The Member or beneficiary may also elect any other optional form of benefit otherwise available under the Plan at that annuity starting date that would satisfy the 50 percent/PBGC maximum benefit guarantee amount described in this Section 3(a), or may elect to defer the benefit in accordance with any general right to defer commencement of benefits under the Plan.

(b)
No amendment to the Plan that has the effect of increasing liabilities of the Plan by reason of increases in benefits, establishment of new benefits, changing the rate of benefit accrual or changing the rate at which benefits become nonforfeitable shall take effect in a Plan Year if the adjusted funding target attainment percentage for the Plan Year is:

i.	Less than 80 percent; or

ii.	80 percent or more, but would be less than 80 percent if the benefits attributable to the amendment were taken into account in determining the adjusted funding target attainment percentage.

The limitation set forth in this Section 3(b) does not apply to any amendment to the Plan that provides a benefit increase under a plan formula that is not based on compensation, provided that the rate of such increase does not exceed the contemporaneous rate of increase in the average wages of Members covered by the amendment.

4.    Notwithstanding any other provisions of the Plan, if the Plan’s adjusted funding target attainment percentage for a Plan Year is less than 60 percent (or would be less than 60 percent to the extent described in Section 4(b) below), then the limitations in this Section 4 apply.

(a)
A Member or beneficiary is not permitted to elect, and the Plan shall not pay, a single sum payment or other optional form of benefit that includes a prohibited payment with an annuity starting date on or after the applicable Code section 436 measurement date, and the Plan shall not make any payment for the purchase of an irrevocable commitment from an insurer to pay benefits or any other payment or transfer that is a prohibited payment. The limitation set forth in this Section 4(a) does not apply to any payment of a benefit which under Code section 411(a)(11) may be immediately distributed without the consent of the Member.

(b)
An unpredictable contingent event benefit with respect to an unpredictable contingent event occurring during a Plan Year shall not be paid if the adjusted funding target attainment percentage for the Plan Year is:

i.	Less than 60 percent; or

ii.
60 percent or more, but would be less than 60 percent if the adjusted funding target attainment percentage were redetermined applying an actuarial assumption that the likelihood of occurrence of the unpredictable contingent event during the Plan Year is 100 percent.

(c)
Benefit accruals under the Plan shall cease as of the applicable Code section 436 measurement date. In addition, if the Plan is required to cease benefits under this Section 4(c), then the Plan is not permitted to be amended in a manner that would increase liabilities of the Plan by reason of an increase in benefits or the establishment of new benefits.

5.    Notwithstanding any other provisions of the Plan, a Member or beneficiary is not permitted to elect, and the Plan shall not pay, a single sum payment or other optional form of benefit that includes a prohibited payment with an annuity starting date that occurs during any period in which NSC is a debtor in a case under title 11, United States Code, or similar Federal or State law, except for payments made within a Plan Year with an annuity starting date that occurs on or after the date on which t the Plan’s enrolled actuary certifies that the Plan’s adjusted funding target attainment percentage for that Plan Year is not less than 100 percent. In addition, during such period in which NSC is a debtor, the Plan shall not make any payment for the purchase of an irrevocable commitment from an insurer to pay benefits or any other payment or transfer that is a prohibited payment, except for payments that occur on a date within a Plan Year that is on or after the date on which the Plan’s enrolled actuary certifies that the Plan’s adjusted funding target percentage for that Plan Year is not less than 100 percent. The limitation set forth in this Section 5 does not apply to any payment of a benefit which under Code section 411(a)(11) may be immediately distributed without the consent of the Member.

6.
(a)    If a limitation on prohibited payments under Sections 3(a), 4(a) or Section 5 applied to the Plan as of a Code section 436 measurement date, but that limit no longer applies to the Plan as of a later Code section 436 measurement date, then that limitation does not apply to benefits with annuity starting dates that are on or after that later Code section 436 measurement date.

(b)
If a limitation on benefit accruals under Section 4(c) applied to the Plan as of a Code section 436 measurement date, but that limitation no longer applies to the Plan as of a later Code section 436 measurement date, then benefit accruals shall resume prospectively and that limitation does not apply to benefit accruals that are based on service on or after that later Code section 436 measurement date, except as otherwise provided under the Plan. The

Plan shall comply with the rules relating to partial years of participation and prohibition on double proration under Department of Labor regulation 29 CFR § 2530.204-2(c) and (d).

In addition, benefit accruals that were not permitted to accrue because of the application of Section 4(c) shall be restored when that limitation ceases to apply if the continuous period of the limitation was 12 months or less and the Plan’s enrolled actuary certifies that the adjusted funding target attainment percentage for the Plan Year would not be less than 60 percent taking into account any restored benefit accruals for the prior Plan Year.

(c)
If an unpredictable contingent event benefit with respect to an unpredictable contingent event that occurs during the Plan Year is not permitted to be paid after the occurrence of the event because of the limitation of Section 4(b), but is permitted to be paid later in the same Plan Year (as a result of additional contributions or pursuant to the enrolled actuary’s certification of the adjusted funding target attainment percentage for the Plan Year that meets the requirements of section 1.436-1(g)(5)(ii)(B) of the Treasury Regulations), then that unpredictable contingent event benefit shall be paid, retroactive to the period that benefit would have been payable under the terms of the Plan (determined without regard to Section 4(b)). If the unpredictable contingent event benefit does not become payable during the Plan Year in accordance with the preceding sentence, then the Plan is treated as if it does not provide for that benefit.

(d)
If a plan amendment does not take effect as of the effective date of the amendment because of the limitation of Section 3(b) or Section 4(c), but is permitted to take effect later in the same Plan Year (as a result of additional contributions or pursuant to the enrolled actuary’s certification of the adjusted funding target attainment percentage for the Plan Year that meets the requirements of section 1.436-1(g)(5)(ii)(C) of the Treasury Regulations), then the plan amendment must automatically take effect as of the first day of the Plan Year or, if later, the original effective date of the amendment. If the plan amendment cannot take effect during the same Plan Year, then it shall be treated as if it were never adopted, unless the plan amendment provides otherwise.

7.    In the event the Plan becomes subject to a limitation described in Section 3(a), Section 4 or Section 5 of this Article VII, the Plan shall provide written notice to Members and beneficiaries in accordance with the requirements of Section 101(j) of the Employee Retirement Income Security Act of 1974 (“ERISA”).

8.    At its discretion, NSC may use one or more of the methods described in Code section 436 and the applicable regulations thereunder to avoid or terminate the application of the limitations set forth in Sections 3 through 5 of this Article VII for a Plan Year.

9.    (a) For any period during which a presumption under Code section 436(h) and section 1.436-1(h) of the Treasury Regulations applies to the Plan, the limitations under Sections 3 through 5 of this Article VII shall be applied to the Plan as if the adjusted funding target attainment percentage for the Plan Year were the presumed adjusted funding target attainment percentage determined under the rules of Code section 436(h) and sections 1.436-1(h)(1), (2) or (3) of the Treasury Regulations.

10.    The definitions in the following Treasury Regulations apply for purposes of Sections 3 through 9 of this Article VII: section 1.436-1(j)(1) defining adjusted funding target attainment percentage; section 1.436-1(j)(2) defining annuity starting date; section 1.436-1(j)(6) defining prohibited payment; section 1.436-1(j)(8) defining section 436 measurement date; and section 1.436-1(j)(9) defining an unpredictable contingent event and an unpredictable contingent event benefit.

11.    The rules in Sections 3 through 10 of this Article VII are effective for Plan Years beginning after December 31, 2007.

ARTICLE VIII.    SURVIVORSHIP BENEFITS AND DISTRIBUTION OPTIONS

1.    (a) The normal form of benefit computed under Article VI for a Post-2015 Member who is not married when the Member retires, and who retires under Article V or Article IX, shall be a retirement benefit payable in monthly installments for the Member’s life, commencing with the calendar month immediately following the month in which the Member retires and ending with the month immediately prior to the month in which the Member dies.

(b) The normal form of benefit computed under Article VI for a Post-2015 Member who is married when the Member retires, and who retires under Article V or Article IX, shall be a Post-retirement Survivor Annuity that is the actuarial equivalent of the benefit set forth in Section 1 of this Article VIII, under which 50% of the Member’s retirement benefit shall be payable in monthly installments to the Member’s Surviving Spouse. For this purpose, actuarial equivalence shall be based on mortality as shown in Exhibit C and interest at the rate of 6.0% per year compounded annually. The portion of the benefit attributable to the amount described in Article VI, Section 1(e), that may be payable prior to the Member’s earliest eligibility age for a Railroad Retirement annuity or Social Security annuity, is not subject to this actuarial adjustment. An election by a Member who is married when the Member retires to receive a retirement benefit in a form other than provided in this paragraph or in Section 3 of this Article VIII shall not be effective unless the Member’s spouse consents to the election as provided in this Article.

(c)    The normal form of benefit computed under Article VI for a Pre-2016 Member who is married when the Member retires, and who retires under Article V or Article IX, shall be a Post-retirement Survivor Annuity under which 50% of the Member’s retirement benefit shall be payable to the Member’s Surviving Spouse.

(d)    The normal form of benefit computed under Article VI for a Pre-2016 Member who is unmarried when the Member retires, and who retires under Article V or Article IX, shall be a joint and survivor annuity payable to him during life and after his death to his Eligible Surviving Child or Children, for as long as the Eligible Surviving Child or Children remain eligible, in an amount equal to 50% of the retirement benefit payable to the Member. Each payment shall be divided equally among the Eligible Surviving Children at the time of each payment. The benefit payable to the Eligible Surviving Children shall commence on the first day of the calendar month in which the death of the retired Member occurs unless the Member elected a temporary early retirement benefit under Section 4(a) of Article V and dies prior to attaining age 60, in which case the survivor benefit payable under this section will be an amount equal to one‑half of the temporary early retirement benefit paid to the Member, not to exceed $250 per month, payable until the Member would have attained age 60, and thereafter, an amount equal to 50% of the retirement benefit payable to the Member.

(e)    If an individual became a Member on or before August 26, 1999, and the Member was previously a participant in the Conrail Plan or the Retirement Plan of Consolidated Rail Corporation and accrued a benefit that was transferred to the Plan and the Member is unmarried, has no Eligible Surviving Child or Children, and retires under Article V or Article IX, unless he elects otherwise under Section 4 of this Article VIII, the Member shall receive the benefit he accrued under the Conrail Plan (excluding any benefit described in Article 14 of the Conrail Plan as in effect on or after August 1, 1998) or the Retirement Plan of Consolidated Rail Corporation in the form of a joint and survivor annuity payable to him during life and after his death to his Eligible Surviving Parent or Parents for life in an amount equal to 50% of the Conrail Plan benefit payable to the Member. This survivor’s benefit is not available for the portion of the Member’s retirement benefit computed under Article VI in excess of the benefit he accrued under the Conrail Plan. The survivor’s benefit shall be payable jointly to the Eligible Surviving Parent or Parents for as long as either or both parents shall live. In lieu of the Eligible Surviving Parent or Parents benefit described in the preceding sentence, a Member may elect to provide a designated Eligible Surviving Parent with the full amount of the survivor’s benefit for the parent’s life, with the full amount of the survivor’s benefit continued thereafter for the life of the other Eligible Surviving Parent. The benefit payable to the Eligible Surviving Parents shall commence on the first day of the calendar month in which the death of the retired Member occurs unless the Member elected a temporary early retirement benefit under Section 4(a) of Article V and dies prior to attaining age 60, in which case the survivor benefit payable under this section will not commence until the first calendar month in which the Member would have attained age 60.

(f)    In the case of a Pre-2016 Member who is married and dies prior to retirement after attaining age 60, his Surviving Spouse shall be entitled to a survivor annuity equal to 50% of the retirement benefit that would have been payable to such Member assuming he had retired on the last day of the month in which he dies, without the 1/180th reduction in the benefit for each calendar month the Member is under age 62 at the time of his death as provided under Section 2 of Article VI. In the case of a Post-2015 Member who is married and dies prior to retirement after attaining age 60, his Surviving Spouse shall be entitled to a survivor annuity equal to 50% of the retirement benefit that would have been payable to such Member assuming he had retired on the last day of the month in which he dies and applying any early retirement reduction for each calendar month the Member was under age 62 at the time of his death as provided under Section 2 of Article VI.

2.    (a)    A Member who is vested under Article IX and who dies prior to age 60, shall have a benefit payable to his Surviving Spouse in the form of a preretirement survivor annuity. The benefit payable to such Surviving Spouse shall be an amount payable monthly for life equal to 50% of the benefit the deceased Member would have been eligible to receive assuming he had separated from service on the earlier of his date of death or his termination of service, survived to age 60, retired and died on the day after attaining age 60. The benefit payable shall not be reduced by 1/180th for any calendar month which a Pre-2016 Member is under age 62 at the time of his death, as provided under Section 2 of Article VI. The benefit payable shall be reduced by any early retirement reduction for each calendar month which the Post-2015 Member was under age 62 at the time of his death as provided under Section 2 of Article VI. In all events, this benefit will be reduced by the amounts under paragraphs (e) through (k) of Section 1 of Article VI, when such amounts would have been payable to the Member.

A Surviving Spouse of a Member who is vested under Article IX and who dies prior to attaining age 60 may elect to commence the preretirement survivor annuity at an earlier date provided the Member could have retired and commenced his benefit on the earlier date. The benefit payable to such Surviving Spouse shall be an amount payable monthly for life equal to 50% of the benefit the deceased Member would have been eligible to receive under the normal form of benefit described in Section 1(b) or 1(c) of this Article VIII, as applicable, had he separated from service on the earlier of his actual separation date or his date of death, retired on the early retirement date and died on the day after early retirement.

The provisions of this Section 2(a) shall be applicable in the case of any Member who has at least one Hour of Service under the Plan on or after August 23, 1984.

(b)    A Member who is vested under Article IX may elect in writing, at any time, to have a benefit payable to his Surviving Spouse if he dies in active service, or during a period of Disability Service, after attaining age 35 and prior to attaining age 60. The benefit payable to such Surviving Spouse shall be equal to 50% of the benefit the deceased Member would have been eligible to receive assuming he had reached age 60 and retired on the last day of the month in which he dies, having elected the normal form of payment described in Section 1(b) or 1(c) of this Article VIII, as applicable, and without the reduction in benefit for commencement prior to age 62 at the time of his death as provided under Section 2 of Article VI. The benefit at the Member's death shall be an amount payable monthly to the Surviving Spouse for life following the Member's death. This option shall not become effective until six months after the election is made or upon furnishing proof of health satisfactory to the Board of Managers. If the Member's spouse dies or is divorced from the Member, or if the Member's service is terminated for any reason prior to his death, or when the Member attains age 60, his election shall be automatically terminated. A Member may revoke in writing, at any time, an election made under this Section 2(b). A Member electing this option shall have his retirement benefit reduced by an amount equal to 1/144th of 1% per month for each month that the election is in effect from and including age 35 through age 49 and 1/72nd of 1% per month for each month that the election is in effect from and including age 50 through age 59, computed as of the time that the election terminates or is revoked, in order to reflect the actuarial cost of the protection.

(i)    If a Pre-2016 Member has elected a benefit under this Section 2(b), retires under Section 4(a) of Article V and dies prior to attaining age 60, his Surviving Spouse shall be entitled to receive a monthly survivor benefit equal to the greater of one‑half of the temporary monthly early retirement benefit paid to the Member or the benefit otherwise payable under this Section 2(b), to include the actuarial reduction provided for in this Section 2(b) for the period from the Member's retirement to his death.

(c)    Any Member who separated from service prior to August 23, 1984, but subsequent to December 31, 1975, with a vested benefit shall be entitled to the preretirement survivor annuity benefit provided by Section 2(a) of this Article VIII, if:

(i)    The Member had at least one Hour of Service on or after January 1, 1976,

(ii)    The provisions of Section 2(a) of this Article VIII would not (but for this paragraph) have applied to such Member,
(iii)    Such Member was alive and had not attained age 60 on or before August 23, 1984.

(d)    If a Member who is married and retires under Section 4(a) of Article V dies prior to attaining age 60, his Surviving Spouse shall be entitled to a survivor benefit equal to one‑half of the temporary early retirement benefit paid to the Member, not to exceed $250 per month payable until the Member would have attained age 60. Thereafter, the Surviving Spouse is entitled to a survivor annuity equal to 50% of the retirement benefit payable to the Member in accordance with Section 1(c) of this Article VIII, reduced for any benefit payable under Section 4 of this Article VIII.

3.    A Member may elect in writing not more than 90 days before retirement to receive his retirement benefit computed under Article VI in the form of a Post-retirement Survivor Annuity payable as a reduced retirement benefit to him during life and after his death to his Surviving Spouse during life at the option of the Member, in an amount

(a)	equal to, or

(b)    75% of

the reduced retirement benefit payable to the Member. Such election shall become inoperative if the Member’s spouse dies before the Member's retirement, or if the Member's marriage is dissolved before the Member’s retirement, or if the Member revokes his election within the 90-day period before the Member’s retirement. A Member whose election becomes inoperative for any of such reasons may make a new election. A Member electing an option under this Section 3 shall have his retirement benefit reduced by a percentage computed on the basis of actuarial values to reflect the actuarial cost of this protection in excess of the standard survivor annuity, which is provided in Section 1(c) of this Article VIII for Pre-2016 Members and which is provided in Section 1(a) of this Article VIII for Post-2015 Members. For this purpose, the actuarial values shall be based on mortality as shown in Exhibit C and interest at the rate of 6.0% per year compounded annually. In addition, for purposes of determining the actuarial adjustment for a Member who retires after December 31, 2015, the portion of the benefit attributable to the amount described in Article VI, Section 1(e), that may be payable prior to the Member’s earliest eligibility age for a Railroad Retirement annuity or Social Security annuity, is not subject to this actuarial adjustment.

A Member shall have only one opportunity while the Member is in active service or during Disability Service to elect a Post-retirement Survivor Annuity that provides a 100% survivor annuity or a 75% survivor annuity pursuant to the preceding paragraph. If such annuity does not commence as of the Member’s retirement, either because the Member revokes his election or because the Member does not retire, the Member may not elect a similar annuity option until after the Member’s termination of employment.

A Member whose employment has terminated shall have only one opportunity to revoke his election of a particular retirement date. The second time a Member elects a retirement date after his termination of employment, the Member’s benefit shall be required to commence as of the retirement date the Member has elected, although the Member may revoke his election of a particular form of payment during the 90-day period preceding the Member’s retirement, as provided above.

4.    If an individual became a Member on or before August 26, 1999, and the Member was previously a participant in the Conrail Plan or the Retirement Plan of Consolidated Rail Corporation and accrued a benefit that was transferred to the Plan, and has not retired, then the Member may elect with spousal consent (or without spousal consent if there is no spouse) in writing not more than 90 days before the Member’s retirement to receive the benefit he accrued under the Conrail Plan (excluding any benefit described in Article 14 of the Conrail Plan as in effect on or after August 1, 1998) or the Retirement Plan of Consolidated Rail Corporation in the form of a joint and survivor annuity payable as a reduced retirement benefit to him during life and after his death to his designated beneficiary or beneficiaries during life, in an amount

(a)	equal to,

(b)	75% of,

(c)	50% of, or

(d)	1% of

the reduced Conrail Plan benefit payable to the Member. The portion of the Member’s retirement benefit computed under Article VI in excess of the benefit he accrued under the Conrail Plan will be payable in the form of an annuity for life.

5.    A Member may cause any of the options provided in Sections 2, 3, and 4 of this Article VIII to be applicable to him (with spousal consent, where required), and his retirement benefit shall be actuarially reduced to reflect the protections of such options.

6.    Elections made by a Member prior to the Effective Date under any plan merged into or now forming a part of this Plan or the plan of a Participating Subsidiary shall be effective for the Plan.

7.    The benefit payable to a Surviving Spouse or Eligible Child of a retired Member shall commence on the first day of the calendar month in which the death of the retired Member occurs. The benefit payable to a Surviving Spouse under the provisions of Sections 1(f) or 2(b) of this Article VIII shall commence on the first day of the calendar month following the month in which the death of the Member occurs. The benefit payable to a Surviving Spouse under the provisions of Section 2(a) of this Article VIII shall commence with the first calendar month in which the Member would have attained age 60, unless the Surviving Spouse elects otherwise under Section 2(a) of this Article VIII.

8.    If the present value of the retirement benefit payable under this Article VIII is greater than $5,000 but less than or equal to $9,000, the Pre-2016 Member may elect with spousal consent (or without spousal consent if there is no spouse) distribution of his benefit upon retirement or termination of the Member’s employment with NSC or a Participating Subsidiary in (a) lump sum, (b) an immediate annuity, (c) a combination of partial lump sum and a partial immediate annuity or (d) a combination of partial lump sum or partial immediate annuity and a partial deferred benefit to be paid in the form permitted under this Article VIII. If the present value of the retirement benefit payable under this Article VIII is greater than $5,000 but less than or equal to $9,000, the Post-2015 Member may elect with spousal consent (or without spousal consent if there is no spouse) distribution of his benefit upon retirement or termination of the Member’s employment with NSC or a Participating Subsidiary in (a) lump sum, (b) an immediate annuity, or (c) a deferred benefit to be paid in the form permitted under this Article VIII. For purposes of this section, the present value of the lump sum benefit for a Pre-2016 Member shall be calculated based on (a) mortality as shown in Exhibit C and interest at the rate of 6.0% per year compounded annually, or (b) the "applicable mortality table," as defined in Section 417(e)(3)(B) of the Code, and the “applicable interest rate” as defined in Section 417(e)(3)(C) for November of the year preceding the Plan Year, whichever will provide the greater lump sum to the Member. For purposes of this section, the present value of the lump sum benefit for a Post-2015 Member shall be calculated based on the "applicable mortality table," as defined in Section 417(e)(3)(B) of the Code, and the “applicable interest rate” as defined in Section 417(e)(3)(C) for November of the year preceding the Plan Year. The lump sum distribution will be paid as soon as administratively feasible to the Member or, if the Member so elects in writing, to the trustee of an "eligible retirement plan", as defined in Section 402(c)(8)(B) of the Code or to a Roth IRA described in Section 408A of the Code. If a Member who has received a lump sum distribution of the present value of his retirement benefit is subsequently rehired by the Corporation, he shall again participate in the Plan as of his date of re‑employment and his prior period of service shall be restored for purposes of Article IX, except that his prior period of Creditable Service shall not be counted for purposes of determining his Accrued Benefit on his subsequent retirement or other termination of employment.

9. If the present value of the benefit that becomes payable on account of a Member’s death prior to commencement of benefits is greater than $5,000 but less than or equal to $9,000, the Surviving Spouse may elect distribution of the benefit be made in a lump sum. For purposes of this section, the present value of the lump sum benefit for a Pre-2016 Member shall be calculated based on (a) mortality as shown in Exhibit C and interest at the rate of 6.0% per year compounded annually, or (b) the "applicable mortality table," as defined in Section 417(e)(3)(B) of the Code, and the “applicable interest rate” as defined in Section 417(e)(3)(C) for November of the year preceding the Plan Year, whichever will provide the greater lump sum to the Surviving Spouse. For purposes of this section, the present value of the lump sum benefit for a Post-2015 Member shall be calculated based on the "applicable mortality table," as defined in Section 417(e)(3)(B) of the Code, and the “applicable interest rate” as defined in Section 417(e)(3)(C) for November of the year preceding the Plan Year. The lump sum distribution will be paid as soon as administratively feasible to the Surviving Spouse. If the Surviving Spouse so elects in writing, the lump sum distribution will be paid to the trustee of an "eligible retirement plan" as defined in Section 402(c)(8)(B) of the Code or to a Roth IRA described in Section 408A of the Code.

10.    A Member shall make a written application to receive his benefit under the Plan in the manner and on the form specified by the Board of Managers.

11.    (a) A Member shall be provided with a written notice that includes (i) a general description of the material features of each form of distribution available under the Plan, including the terms and conditions of the Post-retirement Survivor Annuity, (ii) an explanation of the financial effect of electing each form of distribution available under the Plan, (iii) the Member’s right to make and effect of an election to waive the Post-retirement Survivor Annuity, (iv) the rights of the Participant’s spouse, (v) the right to withdraw a previous election to waive the Post-retirement Survivor Annuity, (vi) an explanation of the Member’s right to defer receipt of the distribution until the Member’s Normal Retirement Date and the consequences of failing to do so, and (vii) if the distribution is payable as a lump sum distribution, an explanation of the Member’s right to make a direct rollover.

     (b) This written explanation shall be provided to the Member no more than 180 and no less than 30 days before the Member’s retirement date, subject to the following exception:

(i) The written explanation may be provided less than 30 days before the Member’s retirement date provided that the Member is given a specified period of at least 30 days to make the election (and that other Plan requirements are satisfied); and

(ii) A Member may affirmatively elect, with spousal consent, to waive the minimum 30-day election period. The waiver of the minimum 30-day period will be effective only if:

(A) the Member and the Member’s spouse have been informed of the right to have a minimum 30-day election period to consider whether to waive the Post-retirement Survivor Annuity;

(B) the distribution begins at least 7 days after the date that the written explanation is provided; and

(C) the Member is permitted to revoke an election, and the spouse is permitted to revoke a consent, until the later of the date the Member’s benefits commence or the expiration of the 7-day period that begins the day after the written explanation is provided.

12. Any spousal consent that is required to waive the Post-retirement Survivor Annuity must be in writing and shall not be effective if the Member is married unless:

(a) the Member’s spouse consents to the election in writing, and such consent (i) acknowledges the Participant’s selection of an alternative form of benefit, (ii) acknowledges the effect of the election, and (iii) is witnessed by a notary public; or

(b) it is established to the satisfaction of the Board of Managers or its designee that the spouse’s consent cannot be obtained because (i) the Member has no spouse, or (ii) the Member’s spouse cannot be located, or (iii) one of the conditions prescribed in Treasury regulations is satisfied.

13. Proof of the Member’s death and of eligibility under this Article VIII satisfactory to the Administrator must be furnished before benefits shall be paid to any survivor hereunder.

ARTICLE IX.    VESTING AND TERMINATION OF EMPLOYMENT

1.    A Member who has completed 5 Years of Service or 60 Months of Service (including, solely for this purpose, the periods described in Section 6 of this Article IX), attained age 62, or is otherwise vested shall have a nonforfeitable right to 100% of his Normal Retirement Benefit under the Plan.

2.    A Pre-2016 Member whose service terminates after 10 years of Creditable Service, and before attainment of age 60, shall be eligible to receive his retirement benefit beginning on the last day of the calendar month following the calendar month in which he attains age 60 calculated pursuant to Section 1 of Article VI. A Post-2015 Member whose service terminates after 10 years of Creditable Service and before attainment of age 60 shall be eligible to receive his unreduced retirement benefit beginning on the last day of the calendar month following his Normal Retirement Date. A Member whose service terminates after 10 years of Creditable Service, may elect to receive his Normal Retirement Benefit, actuarially reduced based on mortality for employees as shown in Exhibit A and interest at the rate of 7.5% per year compounded annually, beginning on the last day of the calendar month following the calendar month in which he attains age 55. The actuarial reduction under this Section 2 shall consist of adjusting the Normal Retirement Benefit to an actuarially equivalent constant benefit amount (if it is not already a constant benefit amount during the Member’s lifetime), and then actuarially reducing the constant benefit amount for commencement at the earlier age. For purposes of all actuarial adjustments determined under this

Section 2, all calculations will be determined based upon a benefit amount payable in a constant amount over the Member’s lifetime with no survivor benefits payable.

3.    A Pre-2016 Member who is vested, and whose service terminates prior to 10 years of Creditable Service and before attainment of age 60, shall be eligible to receive his retirement benefit calculated pursuant to Section 1 of Article VI beginning on the last day of the calendar month following the calendar month in which he attains age 62; provided, however, that the Member may elect to receive his retirement benefit beginning on the last day of the calendar month following the Member’s attainment of age 60, in which case the Member’s retirement benefit shall be reduced in accordance with the provisions of Section 2(a)(i) of Article VI. A Post-2015 Member who is vested, and whose service terminates prior to 10 years of Creditable Service and on or after attainment of age 55 but before attainment of age 60, shall be eligible to receive his retirement benefit calculated pursuant to Section 1 of Article VI beginning on the last day of the calendar month following the calendar month in which he attains age 62; provided, however, that the Member may elect to receive his retirement benefit beginning on the last day of the calendar month following the Member’s attainment of age 60, in which case the Member’s retirement benefit shall be reduced in accordance with the provisions of Section 2(b)(i)(A) of Article VI. A Post-2015 Member who is vested, and whose service terminates prior to 10 years of Creditable Service and prior to attainment of age 55, shall be eligible to receive his unreduced retirement benefit beginning on the last day of the calendar month following his Normal Retirement Date; provided, however, he may elect to receive his retirement benefit at any time upon his attainment of age 60, actuarially reduced from the age when the Member’s Normal Retirement Benefit becomes payable based on mortality for employees as shown in Exhibit A and interest at the rate of 7.5% per year compounded annually. For a Post-2015 Member, the actuarial reduction under this Section 3 shall consist of actuarially reducing the constant benefit amount for commencement at the earlier age. For purposes of all actuarial adjustments determined under this Section 3, all calculations will be determined based upon a benefit amount payable in a constant amount over the Member’s lifetime with no survivor benefits payable.

4.    A Pre-2016 Member with not less than 20 years of Creditable Service who is employed in a Nonagreement Position at age 50, may separate from service on or after attaining age 50, and prior to attaining age 55, and subsequently be eligible to receive his retirement benefit between attainment of ages 55 and 60. The retirement benefit shall be calculated as if the Member retired under Section 4(b) of Article V.

5.    If an individual became a Member on or before August 26, 1999, and the Member was previously a participant in the Conrail Plan or the Retirement Plan of Consolidated Rail Corporation and accrued a benefit that was transferred to the Plan, the Member’s retirement benefit shall be determined in accordance with this Section 5.

(a)    If the Member had a least 3 years of vesting service (as determined under the Conrail Plan) on his transfer date, but less than 5 Years of Service, the vested percentage of the Member’s benefit shall be the greater of the percentage determined under the vesting provisions of the Conrail Plan (taking into account the Member’s service both before and after the transfer) and the percentage determined under the vesting provisions in Section 1 of this Article IX. If the Member receives a lump-sum distribution at a time when he is less than fully vested and the Member is subsequently re-employed, the Member’s prior period of Creditable Service shall be counted for purposes of determining his Accrued Benefit if the Member repays the full amount distributed to him, plus interest thereon, computed from the date of distribution to the date of repayment at the rate prescribed by Section 411(c)(2)(C) of the Code. Such repayment must be made by the earlier of (i) five years after the Member’s re-employment or (ii) the end of a period of five consecutive one-year breaks in service following the date of distribution.

(b)    The Member’s retirement benefit shall be the greater of (i) the amount computed under Sections 1 through 4 of this Article IX, and (ii) the Member’s vested benefit under the Conrail Plan (excluding any benefit described in Article 14 of the Conrail Plan as in effect on or after August 1, 1998) or the Retirement Plan of Consolidated Rail Corporation. The benefit may commence on any date when the Member would have been eligible to receive the benefit under the Conrail Plan or the Retirement Plan of Consolidated Rail Corporation; provided, however, that the benefit computed under clause (i) shall be the actuarial equivalent of the single-life annuity commencing at age 65, based on mortality for employees as shown in Exhibit A and mortality for beneficiaries as shown in Exhibit B, and interest at the rate of 7.5% per year compounded annually.

6.    For the purpose of Section 1 of this Article IX, Years of Service and Months of Service shall consist of employment (including Disability Service, "qualified military service," as defined by section 414(u) of the Code, and leave provided under the Family and Medical Leave Act) by NSC, any Participating Subsidiary, any predecessor or constituent company of NSC or a Participating Subsidiary, any corporation which is merged into NSC or a Participating Subsidiary, any railroad corporation substantially all of the assets of which are leased by NSC or a Participating Subsidiary, Consolidated Rail Corporation (after April 1, 1976), or of any corporation 80% or more of the stock of which is owned by NSC or a Participating Subsidiary either directly or through subsidiaries.

7.    Each Member and each Surviving Spouse of a Member under the Plan shall have a nonforfeitable right to 100% of his Normal Retirement Benefit under the Plan as of the date of a Qualified Transfer (as defined in Section 1(j) of Article XXIII) in the same manner that would be required under Section 1 of Article XIII if the Plan were terminated immediately prior to the Qualified Transfer. Each former Member who separated from service during the one‑year period ending on the date of a Qualified Transfer shall have a nonforfeitable right to 100% of his Normal Retirement Benefit under the Plan as of the date of his separation from service in the same manner that would be required under Section 1 of Article XIII if the Plan were terminated immediately prior to his separation from service.

8.    If a member applies for benefits under this Article IX after the earliest date the Member would have been eligible to receive an unreduced benefit, the Plan shall pay to such Member, as soon as administratively feasible, all monthly benefit payments the Member would have received if his or her benefits had commenced on such date. In all events, the Member’s benefit as determined under this Section shall be calculated on the basis of the Member's Average Final Compensation, Creditable Service and the retirement benefit provisions of the Plan in effect for the Member on the date of the Member's termination of service.

ARTICLE X.    FUNDING

1.    The benefits under the Plan shall be financed by contributions made to the Fund by NSC or the Participating Subsidiaries and those assets which have been accumulated in the Fund. No contributions shall be required of Members. NSC and the Participating Subsidiaries intend to make contributions in such amounts and at such times as may be required to maintain the Plan in a sound actuarial condition consistent with the minimum funding standards of the Employee Retirement Income Security Act of 1974. Accordingly, a "funding standard account" shall be established and maintained for the Plan in accordance with the provisions of Section 412 of the Code.

2.    Any forfeitures shall be used to reduce the contributions of NSC or the Participating Subsidiaries and shall not be applied to increase the benefits any Member would otherwise receive under the Plan.

3.    The Fund shall be held in trust and shall be used to pay the benefits provided by the Plan and expenses not paid directly by NSC or the Participating Subsidiaries. No part of the corpus or income of the Fund shall be used for, or diverted to, purposes other than for the exclusive benefit of participants in or beneficiaries of the Plan prior to the satisfaction of all liabilities under the Plan with respect thereto, and no person shall have any interest or right in the Fund except as expressly provided in the Plan. Notwithstanding the foregoing, "Excess Pension Assets" (as defined in Section 1(e) of Article XXIII) of the Fund may be allocated to the "Medical Benefits Account" (as defined in Section 1(f) of Article XXIII) under the Plan pursuant to the provisions of Section 10 of Article XXIII and Sec. 420 of the Code.

ARTICLE XI.    ADMINISTRATION OF PLAN AND TRUST PROVISIONS

1.    The general administration of the Plan and the responsibility for carrying out its provisions shall be in a Board of Managers of not less than three persons appointed from time to time by the Chief Executive Officer to serve at the pleasure of the Chief Executive Officer. The Board of Managers and the Benefits Investment Committee shall each be a named fiduciary for its respective fiduciary duties under the Plan.

2.    Any person appointed a member of the Board of Managers shall signify his acceptance by filing written acceptance with the Secretary of NSC. Any member of the Board of Managers may resign by delivering his written resignation to the Secretary of NSC.

3.    The members of the Board of Managers shall appoint a Chairman, a Comptroller and a Secretary. The Comptroller, who shall not be a member of the Board of Managers, shall have access to all books, records, securities and accounts of the Fund and shall make such examinations thereof as he deems necessary. The Secretary, who may be but need not be a member of the Board of Managers, shall keep minutes of all meetings of the Board of Managers and all data, records and documents for the administration of the Plan. The Board of Managers may appoint from its members such committees with such powers as it shall determine, may authorize one or more of its members or any agent to execute or deliver any instrument or make any payment in its behalf, and may employ and suitably compensate counsel, agents and persons performing such clerical, accounting and actuarial services as it may require in administering the Plan.

4.    The Board of Managers shall hold meetings upon such notice, at such place or places, and at such time or times as it may from time to time determine.

5.    Any act authorized or required to be performed by the Board of Managers may be done by a majority of its members. The action of such majority expressed from time to time by a vote at a meeting or in writing without a meeting shall constitute the action of the Board of Managers and shall have the same effect for all purposes as if assented to by all members of the Board of Managers.

6.    Subject to the limitations of the Plan, the Board of Managers from time to time shall establish rules for the administration of the Plan and the transaction of its business. The determination of the Board of Managers as to any disputed question shall be conclusive.

7.    The Board of Managers from time to time shall adopt service and mortality tables for use in all actuarial calculations required in connection with the Plan, shall establish the rates of contribution, and shall establish the rate of regular interest which shall be used in all actuarial calculations required in connection with the Plan. As an aid to the Board of Managers in adopting tables and in fixing the rates of contribution under the Plan, the actuary designated by the Board of Managers shall make annual actuarial valuations of the assets and liabilities of the Plan, and shall certify to the Board of Managers the tables and rates which he recommends for use by the Board of Managers. The Board of Managers shall be entitled to rely upon all tables, valuations, certificates and reports furnished by such actuary and upon all opinions given by counsel (who may be counsel for NSC) selected by the Board of Managers, and the Board of Managers shall be fully protected in respect of any action taken by it in good faith in reliance upon any such material or opinions.

8.    The Board of Managers shall maintain records showing the fiscal transactions of the Plan and shall keep in convenient form such data as may be necessary for actuarial valuations of the Plan. The Board of Managers shall prepare annually a report showing in reasonable detail the assets and liabilities of the Plan and giving a brief account of its operation for the past year. In preparing such report, the Board of Managers shall be entitled to rely on any statement of assets submitted to it by a trustee or custodian of the Fund and shall be under no obligation to check or verify any such statement. Such report shall be submitted to the Board of Directors and a copy thereof shall be filed in the office of the Secretary of the Board of Managers, where it shall be open to inspection of any Member.

9.    The Board of Managers has the authority to determine the amount and timing of any benefit paid under the Plan. The Board of Managers delegates to the staff of the Human Resources Department the authority to conduct the day-to-day operations of the Plan, including but not limited to making an initial determination regarding: the eligibility of a person to participate in the Plan; whether a Member, Surviving Spouse, or alternate payee is entitled to benefits under the Plan; and

the amount of any benefit payment. If a Member, Surviving Spouse, or alternate payee receives a benefit overpayment, including an overpayment as a result of a benefit commencing earlier or in a larger amount than provided for under the terms of the Plan, then future benefit payments may be offset, in a nondiscriminatory manner, to recoup the overpayment.

10.    The Board of Managers shall have the absolute and exclusive right in its discretion to interpret the Plan (excluding Article XXV, for which the LTD Plan’s Board of Managers has this exclusive right, as provided in Section 3 of that Article) and to decide all matters arising hereunder, including but not limited to resolving issues relating to a Participant’s eligibility for Plan benefits and the nature, amount, conditions and duration of any Plan benefit, and the right to remedy possible ambiguities, inconsistencies, or omissions.

In the event of a claim by a claimant with respect to benefits or denial of benefits hereunder, such claimant shall, not later than ninety (90) days after the occurrence of the events giving rise to such claim, present the reason for his or her claim in writing to the Secretary of the Board of Managers. The Secretary of the Board of Managers shall, within ninety (90) days after receipt of such written claim, send a written notification to the claimant as to the disposition of the claim or, if the claim concerns the right of a person to a Disability Benefit under Article XXV, refer the claim to the Secretary of the Board of Managers of the LTD Plan for resolution pursuant to this section. In the event the claim is wholly or partially denied, such written notification shall (a) state the specific reason or reasons for the denial, (b) make specific reference to pertinent Plan provisions on which the denial is based, (c) provide a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and (d) set forth the procedure by which the claimant may appeal the denial of his or her claim, including a statement of the claimant’s right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974 following a denial on review.

In the event a claimant wishes to appeal the denial of his or her claim, he or she may request a review of such denial by making application in writing to the Board of Managers within sixty (60) days after receipt of such denial. Such claimant (or his or her duly authorized legal representative) may, upon written request to the Secretary of the Board of Managers (or, with respect to a claim for a Disability Benefit, upon written request to the Secretary of the Board of Managers for the LTD Plan), review without charge any documents, records, or other information pertinent to his or her claim, and submit in writing issues and comments in support of his or her position. The Board of Managers’ review shall take into account all information submitted by the Employee relating to the claim, without regard to whether the information was submitted or considered in the initial benefit determination. Within sixty (60) days after receipt of a written appeal (unless special circumstances, such as the need to hold a hearing, require an extension of time, but in no event more than one hundred twenty (120) days after such receipt), the Board of Managers shall notify the claimant of the final decision. If an extension of time is required, the Secretary of the Board of Managers shall provide the claimant with a written notice within the initial 60-day period explaining the circumstances that require the extension and the date by which the Board of Managers expects to reach a final decision. The final decision shall be in writing. If the decision is adverse, it shall include the specific reasons for the decision, written in a manner calculated to be understood by the claimant; specific references to the pertinent Plan provisions on which the decision is based; a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all information relevant to the claim; and a statement of the claimant’s right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974.

Notwithstanding any provision in this section to the contrary, a claim for a Disability Benefit under Article XXV shall be made to the Secretary of the Board of Managers of the LTD Plan, and any appeal concerning such Disability Benefit shall be made to, and decided by, the LTD Plan's Board of Managers, in accordance with the time frames and procedures for claims and appeals under the LTD Plan.

All determinations of the Board of Managers with respect to any matter under this Plan shall be conclusive and binding on all persons, except that all determinations of the LTD Plan’s Board of Managers shall be conclusive and binding as to the right of any person to a Disability Benefit under Article XXV. Unless and until a claimant has exhausted the administrative review procedure set forth in this section with respect to every issue deemed relevant by the claimant, a claimant may not file in any court:

(a)	a claim or action to recover benefits allegedly due under the provisions of the Plan or by reason of any law, nor

(b)	a claim or action to enforce rights under the Plan, nor

(c)	a claim or action to clarify rights to future benefits under the Plan, nor

(d)
any other claim or action that (i) relates to the Plan and (ii) seeks a remedy, ruling, or judgment of any kind against the Plan, the Plan Administrator, a Plan fiduciary, or a party in interest with respect to the Plan.

11.    The Board of Managers shall have authority to incur such expenses and liabilities and to have the same discharged out of the Fund as in its judgment may be in the interest of the Plan.

12.    The Board of Managers shall exercise such authority and responsibility as it deems appropriate in order to comply with the Employee Retirement Income Security Act of 1974 and governmental regulations issued thereunder relating to records of Members' service; accrued benefits and the percentage of such benefits which are nonforfeitable under the Plan; notifications to Members; annual reports to the Internal Revenue Service; annual reports to the Department of Labor; and reports to the Pension Benefit Guaranty Corporation.

13.    A trust ("Trust") is hereby created hereunder for the purpose of holding and administering the assets constituting the Fund. The Fund shall be held and administered by the Board of Managers as trustee, in accordance with the terms of the Plan and related Trust. By execution of this Agreement, or by separate written acknowledgment, each member of the Board of Managers hereby accepts the Trust created hereunder, and agrees to perform all duties specified herein.

The chief financial officer, with approval of the Board of Managers, may enter into one or more trusts or custodial arrangements with responsible trust companies or other financial institutions to serve as trustees or custodians of the Fund.

ARTICLE XII.    MANAGEMENT OF FUND

1.    A Benefits Investment Committee comprised of the chief financial officer, chief legal officer and chief administrative officer shall establish such policies for the investment of the Fund as it shall from time to time deem advisable. Such policies need not limit investment of the Fund to assets which are customarily denominated legal investments. The chief financial officer, subject to such investment policies and reporting requirements as may from time to time be established by the Benefits Investment Committee, shall be authorized to make such investments, exchanges or sales, whether of stocks, bonds, notes or other forms of securities, as he may deem in the interest of the Plan.

2.    The chief financial officer, with approval of the Benefits Investment Committee, may enter into such contracts, trust agreements or other arrangements as it deems desirable with investment managers, banks or financial institutions to invest or manage the investment of the Fund. Any expense incurred for services in connection with the foregoing shall be a proper charge against the Fund.

3.    For convenience in effecting transfers of securities, the chief financial officer may execute powers of assignment or other necessary papers or may hold such securities in the name of a nominee, provided that the books and records of the Fund at all times reflect actual ownership. Shares of stock may be voted by general proxy executed by a member of the Benefits Investment Committee or by a general proxy executed by a nominee in accordance with instructions given by the Benefits Investment Committee or a member thereof who has been duly authorized to give such instructions by a general resolution of the Benefits Investment Committee.

4.    The Benefits Investment Committee shall hold meetings upon such notice, at such place or places, and at such time or times as it may from time to time determine. The chief financial officer shall serve as Chairman of the Benefits Committee. Any act authorized or required to be performed by the Benefits Investment Committee may be done by a majority of its members. The action of such majority expressed from time to time by a vote at a meeting or in writing without a meeting shall constitute the action of the Benefits Investment Committee and shall have the same effect for all purposes as if assented to by all members of the Benefits Investment Committee.

ARTICLE XIII.    CERTAIN RIGHTS AND OBLIGATIONS OF NSC AND THE PARTICIPATING SUBSIDIARIES

1.    The Board of Directors may terminate the Plan or reduce, discontinue or suspend contributions thereto at any time for any reason. In the event of termination or partial termination of the Plan or discontinuance or suspension of contributions to the Plan, the rights of all affected Members to benefits accrued to the date of such termination, discontinuance or suspension shall be nonforfeitable.

2.    In the event of termination of the Plan, the assets of the Fund shall be used for the exclusive benefit of Members, retired Members, and their survivors receiving benefits under the Plan, except that any such assets not required to satisfy all liabilities of the Plan for benefits because of erroneous actuarial calculations shall be returned to NSC and the Participating Subsidiaries.

3.    In the event the Plan is terminated, the Board of Managers shall allocate the assets of the Fund among the Members, retired Members and their survivors entitled to benefits under the Plan in the following order:

(a)    First, among Members, retired Members or their survivors entitled to benefits under the Plan having unrefunded contributions together with interest at such rate as the Board of Managers may determine (not in excess of the aggregate increment actually earned thereon).

(b)    Second, among Members, retired Members or their survivors entitled to benefits under the Plan who:

(i)    were receiving benefits three years prior to termination, but limited to the lesser of the lowest benefit level in that period or the lowest benefit level that would have been paid under the provisions of the Plan as in effect during the five years prior to termination; or

(ii)    were eligible to retire and receive benefits three years prior to termination, but limited to the lowest benefit level that would have been paid under the provisions of the Plan as in effect during the five years prior to termination.

(c)    Third, among Members, retired Members or their survivors entitled to benefits under the Plan whose benefits are guaranteed under Title IV of the Employee Retirement Income Security Act of 1974.

(d)    Fourth, among Members, retired Members or their survivors entitled to benefits under the Plan having other vested benefits under the Plan.

(e)    Fifth, among Members having other benefits under the Plan.

If the assets of the Fund applicable to any of the above categories are insufficient to satisfy in full the described benefits for all individuals in such group, the assets shall be allocated pro rata among such individuals on the basis of the present value (as of the termination date) of their respective benefits.

4.    The Board of Managers shall determine on the basis of actuarial valuation the share of the assets allocable to each retired or deceased Member and each of Member’s survivors entitled to benefits under the Plan and to each active Member in the order specified in Section 3 of this Article XIII. The Board of Managers may, subject to Title IV of the Employee Retirement Income Security Act of 1974, distribute such shares in cash or may apply shares to the purpose of immediate or deferred annuities or other periodic payments, as it shall in its sole discretion determine.

5.    The establishment and existence of the Plan shall not be construed as conferring any legal rights upon any Employee to a continuation of employment, nor shall it interfere with the right of NSC or any Participating Subsidiary to discharge any Employee and to treat him without regard to the effect which such treatment might have upon him as a Member of the Plan. No Member, and no Surviving Spouse of any Member, even after payment of any benefit under the Plan shall have been approved, shall be entitled to have any part of the capital or income or other property of the Fund set aside for his or her benefit. All sums of money distributable as benefits shall be paid only from the Fund.

ARTICLE XIV.    NONALIENATION OF BENEFITS

To the extent permitted by applicable law, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt so to do shall be void, except as specifically provided in the Plan; nor shall any such benefit be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled to such benefit.

ARTICLE XV.    REFUND OF EMPLOYEE CONTRIBUTIONS

Members' unrefunded contributions, with interest at such rate as the Board of Managers may determine (not in excess of the aggregate increment actually earned thereon), shall be refunded, provided that the Member's Agreement Service constituted Creditable Service under Article IV:

1.    To the Member upon his request.

2.    To the Member upon his resignation or dismissal from service, except that if the Member has met the conditions of Article IX the refund shall be made only upon his request.

3.    Upon a Member's death before retirement, to a person designated by a writing filed with the Secretary prior to the death of such Member, or, in the absence of such designation or in the event of the death or disability of the person designated, in accordance with law.

4.    Upon a Member's death after retirement (unless a spouse's pension is payable under Article VIII), any part of the amount which has been contributed by such Member and which has not been disbursed to him and his spouse as a retirement benefit under paragraph (b) of Section 1 of Article VI, to a person designated in writing filed with the Secretary.

5.    Upon retirement under the Railroad Retirement Act on account of disability without relinquishment of rights to return to the service of NSC or a Participating Subsidiary, to the Member but the refund shall be made only upon his request.

ARTICLE XVI.    AMENDMENTS

NSC reserves the right at any time and from time to time to modify or amend in whole or in part, and retroactively if deemed necessary or appropriate, any or all of the provisions of the Plan in any manner; provided that no such modification or amendment, may be made (unless required in order to preserve the qualified status of the Plan under Section 401(a) or any comparable section of the Code, or as may be required by the Employee Retirement Income Security Act of 1974) which would deprive any retired Member or the Surviving Spouse of a retired or deceased Member, without the consent of such person, of any benefits under the Plan to which he would otherwise be entitled; and in no event shall any modification or amendment make it possible for any part of the assets of the Fund to be used for, or diverted to, purposes other than for the exclusive benefit of participants in and beneficiaries of the Plan prior to the satisfaction of all liabilities under the Plan with respect thereto. No amendment may be made that causes the elimination or reduction of any Plan benefit that would be prohibited under the provisions of Code Section 411(d)(6). The Plan may be amended by any proper officer of the Corporation to effect changes which are, in his or her sole judgment and discretion, ministerial, substantively administrative, or necessary to comply with statutory or other legally mandated requirements, and the implementation of which does not result in a material cost to the Corporation or to the Plan. All other amendments to the Plan shall be made by resolution adopted by the Board of Directors.

ARTICLE XVII.    PARTICIPATION BY SUBSIDIARY COMPANIES ‑ JOINT ADMINISTRATION OF OTHER PLANS

Conditional upon prior approval by NSC, any company which is a subsidiary of or affiliated with NSC may adopt and participate in this Plan as a Participating Subsidiary. Each Participating Subsidiary shall make, execute and deliver such instruments as NSC and/or the Board of Managers shall deem necessary or desirable, and shall constitute NSC and/or the Board of Managers as its agents to act for it in all transactions in which NSC and/or the Board of Managers believe such agency will facilitate the administration of this Plan.

Any company which is a subsidiary of or affiliated with NSC and which adopts a plan for the benefit of its employees may, with the approval of the Board of Directors, enter into an agreement with the Board of Managers to administer such plan.

ARTICLE XVIII.    MERGER OR CONSOLIDATION

The Plan may not be merged or consolidated with, or its assets may not be transferred to any other plan, unless each participant in the Plan would (if the Plan then terminated) receive a benefit immediately after the merger, consolidation or transfer of assets which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation or transfer of assets (if the Plan had then terminated).

ARTICLE XIX.    CONSTRUCTION

The Plan and the rights and obligations of all persons having an interest therein shall be construed in accordance with the laws of the Commonwealth of Virginia.

ARTICLE XX.    CANADIAN MEMBERS

Anything in the Plan to the contrary notwithstanding, effective January 1, 1987, the Plan shall comply with the requirements of the Pension Benefits Standards Act, 1985, of Canada (hereinafter called the Pension Act) and applicable regulations thereunder, and shall be administered by NSC, but only with respect to Members or Former Members protected thereby. A Former Member is any person who has ceased membership in the Plan or has retired from the Plan. The following sections of this Article XX are included in compliance with requirements of the Pension Act for certain explicit provisions or statements in the Plan and shall apply with respect to Members or Former Members protected by the Pension Act notwithstanding anything to the contrary or inconsistent therewith in the Plan. An employee protected by the Pension Act can choose not to be a Member of this Plan because of his religious beliefs. Whenever used herein, words in the masculine form shall be deemed to refer to females as well as males. The gender of a Member or Former Member or spouse does not determine the amount of any benefit to which the Member, Former Member or spouse may be entitled under the Plan.

1.    For Members who become a Member of the Plan on or after April 1, 2000, the retirement benefit of a Member protected by the Pension Act shall be calculated and payable in Canadian dollars, and such benefit shall be reduced by 66-2/3% of any pension payable under the Canada Pension Plan or a provincial pension plan as defined in section 3 of the Canada Pension Plan on the basis of service under the Canada Pension Plan applicable to Creditable Service under the Plan, assuming that such pension commenced at the earliest eligibility age following retirement. This reduction shall be in addition to any applicable offset described in paragraphs (e) through (k) of section 1 of Article VI.

2.    Notwithstanding any provisions to the contrary, a Member or Former Member protected by the Pension Act may retire ten years prior to the ages specified in Sections 1 through 3 of Article V; provided, however, that the Creditable Service requirements in Article VI are met; and provided further that the Member's or Former Member's retirement benefit shall be the actuarial present value of the retirement benefit which would have been payable to the Member or Former Member pursuant to Article VI calculated on the basis of actual Creditable Service and Average Final Compensation at the time of retirement.

3.    The provisions of Article IX shall apply with respect to Members protected by the Pension Act; provided, however, any Member who has completed 2 Years of Service as defined in Section 6 of Article IX shall have a nonforfeitable right to 100% of his accrued retirement benefit under the Plan. A Member or Former Member who has vested under this Section 3 and has terminated service shall be entitled to all applicable benefits under the Plan.

4.    (a)    Notwithstanding any provisions of Article VIII to the contrary, a Member or Former Member protected by the Pension Act who has a spouse at the time his retirement benefit commences shall receive such retirement benefit in the form of a joint and survivor annuity payable to him during life and after his death to his spouse during life in an amount equal to 60% of the amount payable to the Member or Former Member. The initial amount of the retirement benefit shall be reduced 3% unless there is no spouse entitled to receive a benefit upon the Member's or Former Member's death. For purposes of this Section 3 of Article XX, the term "spouse" means: (1) if there is no person described in clause (2), a person who is married to the Member or Former Member or who is a party to a void marriage with the Member or Former Member or (2) a person of the opposite sex who is cohabitating with the Member or Former Member in a conjugal relationship at the relevant time, having so cohabitated for at least one year.

(b)    Where a Member (or Former Member with an accrued vested benefit remaining in the Plan) dies prior to becoming eligible for an early retirement benefit pursuant to Section 1 of this Article XX, the surviving spouse, if any, is entitled to receive, when the surviving spouse attains the requisite age specified in Section 1 of this Article XX, that portion of the Member's or Former Member's accrued vested benefit, to which the Member would have been entitled on his date of death if the Member had terminated employment on that day and had not died.

(c)    A Member or Former Member who is vested under Section 2 of this Article XX may elect in writing to have a retirement benefit immediately payable to his spouse pursuant to the provisions of Section 2(b) of Article VIII; provided, however, such benefit shall be equal to 60% of the benefit the deceased Member or Former Member would have been eligible to receive assuming he had retired on the last day of the month in which he dies.

(d)    A Member who dies after becoming eligible for an early retirement benefit pursuant to Section 1 of this Article XX, but prior to the commencement of such benefit, shall be deemed to have retired on the date of his death for purposes of the survivor benefit provided in subsection (a) hereof.

5.    Except as otherwise provided in the next paragraph, no benefit under the Plan of any Member or Former Member protected by the Pension Act is capable of being assigned, charged, anticipated or given as security or confers on a Member or Former Member, that person's personal representative or dependent or other person, any right or interest therein that is capable of being assigned, charged, anticipated or given as security. Once vested, no benefit is capable of being surrendered or commuted during the lifetime of the Member or Former Member or that person's spouse or confers on a Member or Former Member, that person's personal representative or dependent or other person, any right or interest therein that is capable of being surrendered or commuted during the lifetime of the Member or Former Member or that person's spouse. The provisions of this paragraph notwithstanding, where the annual pension benefit payable under the Plan is less than 2% of the "Year's Maximum Pensionable Earnings" (as that term is defined in the Pension Act) for the calendar year in which a Member ceases to be a member of the Plan or dies, the Member's accrued vested benefit may be paid to the Member or surviving spouse. No benefit under the Plan of any Member or Former Member protected by the Pension Act shall be subject in any manner to surrender or commutation during the lifetime of such Member or Former Member; provided, however, that pursuant to an agreement between the spouses or a court order, a Member or Former Member may assign all or part of his accrued vested benefit to his spouse, effective as of divorce, annulment or separation, subject to applicable provincial property law. In the event of such an assignment, the spouse shall, in respect of the assigned portion of the pension benefit, be deemed to be a Former Member of the Plan as of the effective date of such assignment, provided, however, that a subsequent spouse of the assigned spouse is not entitled to any benefits under the Plan in respect of the assigned pension benefit.

6.    When the employment of a Member protected by the Pension Act is terminated for any reason (including death) prior to the Member's eligibility to retire pursuant to Section 1 of this Article XX, the actuarial present value of the Member's accrued vested benefit shall be computed in accordance with the Act or applicable regulations. The Member, or the surviving spouse (defined in Section 3 of this Article XX), as the case may be, is entitled, within 90 days, to transfer such actuarial present value to another pension plan, if that other plan permits, or to a life income fund or a locked-in registered retirement savings plan or to use such actuarial present value to purchase an immediate or deferred life annuity.

7.    To the extent and so long as required by the Pension Act or applicable regulations thereunder, NSC or the Participating Subsidiaries shall make contributions currently in amounts sufficient to pay current service costs of the Plan with respect to Members protected by the Pension Act and liquidate any unfunded liabilities or experience deficiencies with respect to such Members over the period of time set forth in such Pension Act or applicable regulations.

8.    Any portion of the Fund which is earmarked with respect to Members protected by the Pension Act shall be invested only as prescribed by the Pension Act or applicable regulations thereunder.

9.    Each Member of the Plan and each employee who is eligible to join the Plan and that person's spouse will be given a written explanation of the provisions of the Plan and any applicable amendments thereto within 6 months after the establishment of the Plan or after any amendment thereto. Each Member and the Member's spouse will be given, within 6 months after the end of each Plan year, a written statement showing the pension benefits to which the Member is entitled under the Plan at the end of that year, the funded ratio of the Plan, where applicable, and such other information as is prescribed. Each Member and the Member's spouse may, once in each year of operation of the Plan, either in person or by an agent authorized in writing for that purpose, examine documents filed with the Superintendent at such place as is agreed to by the Plan administrator and the person requesting the documents and order, in writing, a photocopy of any such documents. Where a Member retires from the Plan, ceases to be a Member or dies or where the whole or part of the Plan is terminated, the Plan administrator shall give to that Member (or, in the case of termination, each Member) and to the Member's spouse (and, in the case of the Member's death, the Member's legal representative) a written statement, in prescribed form, of the Member's pension benefits and other benefits payable under the Plan, within 30 days after the date of the retirement, cessation of membership, death or termination.

10.    Notwithstanding any provision of this Plan to the contrary, no Member shall be eligible for benefits under this Article XX after November 10, 2011 unless such Member was performing services for Compensation for NSC or a Participating Subsidiary in a Nonagreement position in Canada as of November 10, 2011.

ARTICLE XXI.    TOP HEAVY PROVISIONS

1.    In the event that the Plan is determined to be Top Heavy (as defined in Section 2 of this Article XXI), the following provisions shall apply to the Plan for any Plan Year for which the Plan is deemed to be Top Heavy:

(a)    Notwithstanding the provisions of Section 1 of Article IX, a Member who has completed 3 years of service (as defined in Section 6 of Article IX), or who has attained Normal Retirement Age, shall have a nonforfeitable right to 100% of his Accrued Benefit under the Plan;

(b)    Notwithstanding the provisions of Section 1 of Article VI, the Accrued Benefit of any Member who is not a key employee, when expressed as an annual retirement benefit payable in the form of a single life annuity at Normal Retirement Age, shall not be less than the product of the average annual compensation of such Member for the period of five years during which such Member had the highest aggregate compensation multiplied by:

(i)    2% for each year of service; or

(ii)    20%,

whichever is less; provided however that in determining average annual compensation and years of service, years of service which begin in a Plan Year after the last Plan Year in which the Plan was Top Heavy, years of service which end in a Plan Year before January 1, 1984, and years of service when the Plan benefits (within the meaning of section 410(b) of the Code) no key employee or former key employee, shall be disregarded.

2.    The Plan will be deemed to be Top Heavy if as of the last day of the preceding Plan Year:

(a)    The present value of cumulative accrued benefits under the Plan for key employees exceeds 60% of the present value of the cumulative accrued benefits under the Plan for all Members; or

(b)    The Plan is part of a Required Aggregation Group (within the meaning of Sec. 416(g) of the Code) and the Required Aggregation Group is one in which the sum of:

(i)    the present value of the cumulative accrued benefits for key employees under all defined benefit plans included in the Aggregate Group; and

(ii)the aggregate of the accounts of key employees under all defined contribution plans included in such Aggregate Group, exceeds 60% of a similar sum for all employees, provided however, that the Plan shall not be deemed to be Top Heavy for any Plan Year in which the Plan is part of a Required Aggregation Group or permissive Aggregation Group (within the meaning of Sec. 416(g) of the Code) which is not Top Heavy. The present value of accrued benefits will be computed using the published UP‑1984 Table, with interest at 6% compounded annually.

(c) The present value of an employee’s cumulative accrued benefit or account shall be increased by the distributions made to the employee under the Plan and any plan in the Aggregate Group during the one-year period prior to the determination date. In the case of a distribution made for reason other than separation from service, death or disability, this provision shall be applied by substituting a five-year period for one-year period.

(d)    The accrued benefits and accounts of any individual who has not performed services for the employer during the one-year period ending on the determination date shall not be taken into account.

3.    Any employee, or former employee, and the beneficiary of such employee shall be deemed to be a key employee for purposes of this Article XXI if at any time during the Plan Year such Member is:

(a)    An officer of NSC or a Participating Subsidiary who receives compensation (within the meaning of Section 414(q)(4) of the Code) from NSC or a Participating Subsidiary of more than one hundred thirty thousand dollars ($130,000) per year (as adjusted under section 416(i)(1) of the Code for Plan Years after December 31, 2002), provided that no more than fifty (50) Members (or, if lesser, the greater of three (3) or 10 percent (10%) of all employees of the Corporation and Participating Subsidiaries) shall be considered as officers for purposes of this subsection 3(a) of Article XXI;

(b)    An owner of 5% of the stock of NSC or a Participating Subsidiary; or

(c)    An owner of 1% of the stock of NSC or a Participating Subsidiary who receives compensation (within the meaning of Section 414(q)(4) of the Code) from NSC or a Participating Subsidiary of more than one hundred fifty thousand dollars ($150,000) per year.

4.    Required Aggregation Group as used in Section 2 of this Article XXI shall mean the Plan along with all other plans of the Corporation or any Participating Subsidiary in which a key employee participates or any other plan which enables the Plan to meet the requirements of Section 401(a) or Section 410 of the Code for the purpose of determining whether the Plan is Top Heavy.

5.    For plan years beginning on or after January 1, 2001, the definition of compensation in Paragraphs 1(b), 3(a), and 3(c) of this Article XXI shall include elective amounts that are not includible in the gross income of the employee by reason of Section 132(f)(4) of the Code.

ARTICLE XXII.    NW PLAN FOR SUPPLEMENTAL PENSIONS

Anything in the Plan to the contrary notwithstanding, effective December 31, 1988, a Member who was a member of the NW Supplemental Plan on December 31, 1988, shall receive or be eligible to receive only those retirement benefits to which he would otherwise have been entitled under the terms of the NW Supplemental Plan.

ARTICLE XXIII.    RETIREE MEDICAL BENEFITS

1.	Definitions. For purposes of this Article XXIII, the following definitions shall apply:

(a)Benefit Maintenance Period. The term Benefit Maintenance Period shall mean the period of 5 taxable years beginning with the taxable year in which a Qualified Transfer occurs.

(b)    Eligible Dependent. The term "Eligible Dependent" shall mean a person who, by reason of his relationship to an Eligible Retiree and pursuant to the terms of the Medical Benefits Plan, is or may become entitled to Qualified Benefits under the Medical Benefits Plan, provided that such person is a "dependent" within the meaning of Sec. 152 of the Code.

(c)    Eligible Individual. The term "Eligible Individual" shall mean an Eligible Retiree or an Eligible Dependent.

(d)    Eligible Retiree. The term "Eligible Retiree" shall mean any Member or Former Member:

(i)    who (A) is entitled to retirement benefits under the Plan or (B) has received a lump sum distribution of his benefit under the Plan pursuant to Section 8 of Article VI;

(ii)    who is or may become entitled to receive Qualified Benefits under the Medical Benefits Plan; and

(iii)    who is not a Key Employee (as defined in Sec. 416(I)(1) of the Code) at any time during the Plan Year and has not been a Key Employee at any time during any previous Plan Year for which contributions were made for such individual's benefit to the Medical Benefits Account.

(e)    Establishment Date. The term "Establishment Date" shall mean January 1, 1991, the date as of which the Medical Benefits Account shall be effective.

(f)    Excess Pension Assets. The term "Excess Pension Assets" shall mean the excess, if any, of the following (determined as of the most recent valuation date of the Plan preceding the date of the Qualified Transfer):

(i)    the lesser of (A) the fair market value of the Plan's assets or (B) the value of the Plan's assets as determined in accordance with Sec. 412(c)(2) of the Code, over

(ii)    the greater of:

(A)    the lesser of (I) the applicable percentage as determined under Sec. 412(c)(7)(f) of the Code of current liability (including the expected increase in current liability due to benefits accruing during the Plan Year)or (II) the accrued liability (including normal cost) under the Plan (determined under the entry age normal funding method if such accrued liability cannot be directly calculated under the funding method used for the Plan), or

(B)    125% of the Plan's current liability (as defined in Sec. 412(c)(7)(B) of the Code).

(g)    Medical Benefits Account or Account. The term "Medical Benefits Account" or "Account" shall mean the separate record keeping account established pursuant to this Article XXIII to account for contributions (and any Excess Pension Assets allocated thereto) to fund benefits payable under this Article XXIII.

(h)    Medical Benefits Plan. The term "Medical Benefits Plan" shall mean the Norfolk Southern Corporation Comprehensive Benefits Plan as in effect on the Establishment Date and as amended from time to time thereafter, or any successor plan.

(i)    Qualified Benefits. The term "Qualified Benefits" shall mean the benefits that are provided pursuant to Paragraphs A(1), A(2), A(3), and A(4) of Article IV and Appendices H, I, J, and K of the Medical Benefits Plan pursuant to the terms of such provisions as in effect on the Establishment Date and as amended from time to time thereafter.

(j)    Qualified Current Retiree Health Liabilities. The term "Qualified Current Retiree Health Liabilities" shall have the meaning provided by Sec. 420(e)(i) of the Code

(k)    Qualified Transfer. The term "Qualified Transfer" shall mean an allocation of Excess Pension Assets to the Medical Benefits Account pursuant to Section 9 of this Article XXIII.

(l)    Service Provider or Service Providers. The term "Service Provider" or "Service Providers" shall mean one or more persons or organizations that the plan administrator may employ in connection with the administration of the Medical Benefits Plan and the Medical Benefits Account, including, but not limited to, an actuary, consultant, accountant, attorney, specialist, or adviser (including an investment adviser).

2.    Establishment of Separate Account. A Medical Benefits Account shall be maintained with respect to contributions from NSC or the Participating Subsidiaries and any Excess Pension Assets that are allocated to fund the benefits payable under this Article XXIII. The assets allocated to the Medical Benefits Account shall be accounted for separately from all other assets of the Plan. The assets allocated to the Medical Benefits Account may be invested together with the other assets of the Plan without identification of which assets of the Plan are allocable to the Medical Benefits Account and which are allocable to the remainder of the Plan. However, where assets are not so identified, the earnings on such assets shall be allocated in a reasonable manner between the Medical Benefits Account and the remainder of the Plan.

3.    No Diversion Prior to Satisfaction of All Liabilities. Except as provided in Subsection 9(c)(ii) of this Article XXIII, prior to the satisfaction of all liabilities under this Article XXIII to provide for the payment of Qualified Benefits, no part of the corpus or income of the Medical Benefits Account may be (within the taxable year or thereafter) used for, or diverted to, any purpose other than the providing of such benefits or the payment of any necessary or appropriate expenses attributable to the administration of the Medical Benefits Account.

4.    Reversion Upon Satisfaction of All Liabilities. Notwithstanding the provisions of Section 3 of this Article XXIII and except as provided in Subsection 9(c)(ii) of this Article XXIII, any amounts that remain in the Medical Benefits Account upon the satisfaction of all liabilities funded pursuant to this Article XXIII shall be returned to NSC and the Participating Subsidiaries.

5.    Forfeitures. If an Eligible Individual's interest in the Medical Benefits Account is forfeited prior to termination of the Plan, an amount equal to the amount of the forfeiture shall be applied as soon as possible to reduce any contributions of NSC and the Participating Subsidiaries to fund the Qualified Benefits.

6.	Benefits Payable Out of the Medical Benefits Account.

(a)    For each month after the Establishment Date or such other period as determined by the Board of Managers, there shall be paid out of the Medical Benefits Account, in the manner specified in Section 7 of this Article XXIII, the following amounts:

(i)    the aggregate amount of Qualified Benefits that are payable, directly or indirectly, during that period by NSC and the Participating Subsidiaries to Eligible Individuals, including the amount of any premiums that may be payable to an insurance company pursuant to any contract that may provide some or all of the Qualified Benefits to Eligible Individuals; and

(ii)    any necessary and appropriate administrative expenses attributable to the payment of Qualified Benefits from the Medical Benefits Plan and Medical Benefits Account, including any amount that may be payable to an insurance company or other person or organization pursuant to any contract for the provision of administrative services with respect to the payment of Qualified Benefits from the Medical Benefits Plan and the Medical Benefits Account and the amount of fees and expenses that may be owing to any Service Provider.

(b)    The Qualified Benefits and the administrative expenses related thereto that are payable pursuant to Section 6(a) of this Article XXIII shall be payable first out of the Medical Benefits Account to the extent of the amount in the Account, and if any such benefits remain unpaid thereafter, may be payable out of any welfare benefit fund (as defined in Sec. 419(e)(1) of the Code) that NSC and/or the Participating Subsidiaries may have established to provide such benefits or as otherwise provided by the terms of the Medical Benefits Plan.

7.    Payment of Benefits.    (a) Payments from the Medical Benefits Account shall not exceed the amount in the Medical Benefits Account and may be made as follows:

(i)    to an insurance company or other person or organization with respect to any amounts that are payable pursuant to a contract for the provision of Qualified Benefits to Eligible Individuals or pursuant to a contract for the provision of administrative services with respect to the payment of Qualified Benefits from the Medical Benefits Plan and the Medical Benefits Account;

(ii)    to any Service Providers with respect to any fees and administrative expenses incurred by the Service Providers in connection with the payment of Qualified Benefits to Eligible Individuals from the Medical Benefits Plan and the Medical Benefits Account;

(iii)    to NSC and/or the Participating Subsidiaries with respect to any Qualified Benefits that NSC and/or the Participating Subsidiaries paid, directly or indirectly, to an Eligible Individual;

(iv)    to NSC and/or the Participating Subsidiaries with respect to any amounts that NSC and/or the Participating Subsidiaries paid to an insurance company or other person or organization pursuant to a contract for the provision of Qualified Benefits to an Eligible Individual or pursuant to a contract for the provision of administrative services, or with respect to any fees and expenses that NSC and/or the Participating Subsidiaries paid to any Service Providers; or

(v)    to an Eligible Individual to whom the Qualified Benefits are payable, or if such Eligible Individual is an Eligible Dependent of an Eligible Retiree, to such Eligible Retiree.
00
(b)    In no event shall payments to NSC and/or the Participating Subsidiaries in respect of an Eligible Individual or in respect of any amounts paid to an insurance company or a Service Provider exceed the amount paid to the Eligible Individual, the insurance company, or the Service Provider, or precede the payment by NSC and/or the Participating Subsidiaries to the Eligible Individual, the insurance company, or the Service Provider, and in no event shall the Plan provide any security to NSC and/or the Participating Subsidiaries in respect of such payments.

8.    Employer Contributions to the Medical Benefits Account. NSC and the Participating Subsidiaries shall have the sole discretion to determine the amount of any contributions to the Medical Benefits Account with respect to any Plan Year, subject to Subsection 9(f) of this Article XXIII. However, the amount of any such contribution, as determined by the Plan's actuary, shall be reasonable, and shall be reduced (but not below zero) as required so that the aggregate contributions actually made after the Establishment Date to the Medical Benefits Account and to provide any life insurance benefits provided under the Medical Benefits Plan shall not exceed 25% of the total aggregate contributions (other than contributions to fund past service credits) actually made to the Plan after the Establishment Date (including contributions to the Medical Benefits Account). At the time NSC and/or the Participating Subsidiaries make a contribution to the Plan, they shall designate the portion, if any, that is allocable to the Medical Benefits Account.

9.    Qualified Transfers of Excess Pension Benefits. For each taxable year of NSC and the Participating Subsidiaries beginning after December 30, 1990, and before January 1, 2001, Excess Pension Assets under the Plan, if any, may be allocated to the Medical Benefits Account, in accordance with the following requirements:

(a)    Excess Pension Assets shall be allocated to the Medical Benefits Account only once during each taxable year.

(b)    The amount of Excess Pension Assets allocated to the Medical Benefits Account with respect to a taxable year shall not exceed the amount that is reasonably estimated to be the amount that NSC and the Participating Subsidiaries will pay (directly or through reimbursement) out of the Medical Benefits Account during the taxable year of the Qualified Transfer for Qualified Current Retiree Health Liabilities.

(c)    (i)    Any Excess Pension Assets allocated to the Medical Benefits Account pursuant to Section 9 of this Article XXIII (and any income allocable thereto) shall be used only to pay Qualified Current Retiree Health Liabilities for the taxable year of the allocation.

(ii)    Any Excess Pension Assets in the Medical Benefits Account (and any income allocable thereto) that are not used as provided in Subsection 9(c)(i) of this Article XXIII shall, at the end of the taxable year of the allocation, be reallocated from the Medical Benefits Account to the remainder of the Plan.

(d)    Any amount paid out of the Medical Benefits Account for the taxable year of a Qualified Transfer shall be treated as paid first out of any Excess Pension Assets allocated to the Medical Benefits Account for such taxable year and any income allocated thereon.

(e)    The accrued retirement benefits of the Members, their Surviving Spouses, and certain former Members under the Plan shall become nonforfeitable pursuant to Section 7 of Article IX.

(f)    NSC and the Participating Subsidiaries shall not contribute any amounts to the Medical Benefits Account or to a welfare benefit fund (as defined in Sec. 419(e)(1) of the Code) with respect to Qualified Current Retiree Health Liabilities that, pursuant to Subsection 9(c)(i) of this Article XXIII, must be provided by the Excess Pension Assets that have been allocated to the Medical Benefits Account.

(g)    As required by Sec. 420(c)(3) of the Code, Qualified Benefits provided under the Medical Benefits Plan during the Benefit Maintenance Period to each Eligible Retiree who has retired prior to a Qualified Transfer of Excess Pension Assets shall be substantially the same as the highest level of Qualified Benefits available to such Eligible Retiree during the taxable year immediately preceding the taxable year of the Qualified Transfer. If an Eligible Retiree retires prior to a Qualified Transfer of Excess Pension Assets but is not eligible to receive Qualified Benefits during the taxable year immediately preceding the taxable year of the Qualified Transfer, Qualified Benefits provided under the Medical Benefits Plan during the Benefits Maintenance Period shall be substantially the same as the Qualified Benefits provided under the Medical Benefits Plan at the time the Eligible Retiree retires. No allocation of Excess Pension Assets to the Medical Benefits Account will be permitted unless the Medical Benefits Plan contains language implementing this provision.

10.    Documentation of Eligible Individual Status. Before making any payments to any individual pursuant to this Article XXIII, the Board of Managers may require such documentation as the Board of Managers, consistent with the other provisions of the Plan, reasonably deems necessary to demonstrate that such individual qualifies as an Eligible Individual.

11.    Limitation on Rights to Benefits. This Article XXIII and the establishment of the Medical Benefits Account shall not be construed as giving any Member or former Member the right to any payment of a benefit from the Medical Benefits Plan. The terms of the Medical Benefits Plan alone shall govern a Member's or former Member's entitlement to benefits thereunder. The Plan, this Article XXIII, and the Medical Benefits Account shall not be construed as granting or implying a promise to provide, currently or in the future, any health benefits (including Qualified Benefits) or a stated level of health benefits to any Member or former Member or their dependents, nor shall they be construed as in any way limiting or otherwise affecting the rights of NSC and the Participating Subsidiaries to alter, amend, change, or terminate the Medical Benefits Plan or this Article XXIII.

ARTICLE XXIV.    MILITARY SERVICE

Notwithstanding any provision of this Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Internal Revenue Code.

ARTICLE XXV.    DISABILITY BENEFIT

1.    A Member who is eligible to receive a benefit under the Long-Term Disability Plan of Norfolk Southern Corporation and Participating Subsidiary Companies or any successor plan shall be eligible to receive a Disability Benefit under this Article until the earlier of (i) the date when the Member ceases to be entitled to benefits under the LTD Plan, or (ii) the date when the Member reaches age 65. Except as otherwise provided in this Article, the monthly Disability Benefit payable hereunder shall be an amount equal to 50% of the Member's monthly Disability Benefit Compensation. The Disability Benefit shall be reduced by the following amounts:

(a)    any amount paid or payable to the Member on account of his or her disability under any Workers' Compensation or Occupational or Non-Occupational Disease or Disability Act or Law, the Federal Employers' Liability Act, Railroad Unemployment Insurance Act, Railroad Retirement Act, or the Federal Social Security program;

(b)    any retirement benefit which becomes payable under this Plan or any benefit which becomes payable under any pension plan of NSC or a subsidiary of NSC or Consolidated Rail Corporation or of any other entity whose service is credited under any pension plan of Consolidated Rail Corporation, at the earliest eligibility age without reduction for early retirement;

(c)    any amount paid or payable under the Railroad Retirement or Federal Social Security Acts to the spouse or dependents of the Member, but only if the total benefit from all sources exceeds 75% of the Member's basic monthly salary; and

(d)    any income which the Member receives for personal services or for any business or occupation in which the Member engages during the period for which benefits are payable, unless the Member is engaged in rehabilitative employment under a program of rehabilitation (as determined by the LTD Plan's Board of Managers under Section 2 of this Article).

If the reduction under paragraph (a), (b), or (c) of this Section 1 is determined after the Disability Benefit commences, the reduction shall be applied retroactively to the date the Disability Benefit commenced (or, if later, to the beginning of the period for which the benefit described in paragraph (a), (b), or (c) is paid). If a lump sum payment or periodic payments are made on account of such disability under any such Act, Law, or Plan, the monthly Disability Benefit shall be reduced by the actuarial equivalent of such lump sum settlement or periodic payments, stated as a monthly benefit paid over the same period the Disability Benefit is expected to be paid, as computed by an independent actuary.

2.    The Disability Benefit payable under this Article is an ancillary benefit that does not cause any reduction in the Normal Retirement Benefit or early retirement benefit otherwise payable to the Member. No election of a form of payment shall be permitted until the Member ceases to receive a Disability Benefit. If the Member dies while he is receiving a Disability Benefit, the benefit (if any) payable to his Surviving Spouse shall be determined under the preretirement survivor annuity provisions in Article VIII.

3.    The LTD Plan's Board of Managers shall have the exclusive right in its discretion to interpret this Article and to decide all matters arising hereunder, including the right to remedy possible ambiguities, inconsistencies, or omissions. All determinations of the LTD Plan's Board of Managers with respect to any matter under this Article shall be conclusive and binding on all persons.

The LTD Plan's Board of Managers shall make all determinations as to the right of any person to the Disability Benefit under this Article. Any denial by the LTD Plan's Board of Managers of a claim for benefits under this Article by an Employee or Member shall be stated in writing by the LTD Plan's Board of Managers and delivered or mailed to the Employee or Member, and such notice shall set forth the specific reasons for the denial, written in a manner that may be understood by the Employee or Member. In addition, the LTD Plan's Board of Managers shall afford a reasonable opportunity to any Employee or Member whose claim for Disability Benefits has been denied for a review of the decision denying the claim.

ARTICLE XXVI. MISCELLANEOUS

1.    This Plan shall not be deemed to be an employment contract between the Corporation or any Participating Subsidiary and any Member or other employee.

2.    Any person eligible to receive benefits hereunder shall furnish to the Managers any information or proof requested by the Managers and reasonably required for the proper administration of the Plan. Failure on the part of any person to comply with any such request within a reasonable period of time shall be sufficient grounds for delay in the payment of any benefits that may be due under the Plan until such information or proof is received by the Managers.

3.    Each Member and each Beneficiary entitled to receive a benefit under the Plan shall keep the Managers advised of his or her current address. If the Managers are unable to locate a Member or Beneficiary to whom a benefit is payable under the Plan for a period of twelve (12) months, or if the Member or Beneficiary to whom a benefit is payable under the Plan receives a check for payment of the benefit but does not present the check for payment within twelve (12) months, in either case commencing with the day on which such benefit first becomes payable, the total amount payable to such Member or Beneficiary shall be forfeited and shall be used to reduce future contributions by NSC and the Participating Subsidiaries as provided in Article X; provided, that if such Member or Beneficiary to whom a benefit is payable makes a claim in writing for such benefit after the expiration of such twelve (12) month period, the forfeited shall be reinstated.

4.    The Corporation or any Participating Subsidiary shall have the right, to the extent permitted by law, to deduct from any payment or distribution to a Member or Beneficiary any Federal, state or local taxes of any kind required by law to be withheld.

EXHIBIT A

EMPLOYEE MORTALITY ASSUMPTION
USED IN DEVELOPMENT OF ACTUARIAL EQUIVALENCE FACTORS

Employee Age	Annual Rate of Mortality	Employee Age	Annual Rate of Mortality	Employee Age	Annual Rate of Mortality
20	0.000411	50	0.004259	80	0.079994
21	0.000427	51	0.004721	81	0.088980
22	0.000445	52	0.005210	82	0.098503
23	0.000463	53	0.005727	83	0.108513
24	0.000485	54	0.006272	84	0.119079

25	0.000508	55	0.006844	85	0.130175
26	0.000534	56	0.007444	86	0.141882
27	0.000562	57	0.008076	87	0.154275
28	0.000594	58	0.008747	88	0.167531
29	0.000628	59	0.009471	89	0.181694

30	0.000666	60	0.010265	90	0.196968
31	0.000708	61	0.011150	91	0.209014
32	0.000754	62	0.012152	92	0.221755
33	0.000805	63	0.013305	93	0.235306
34	0.000860	64	0.014641	94	0.249791

35	0.000923	65	0.016203	95	0.265356
36	0.000991	66	0.018034	96	0.282155
37	0.001066	67	0.019960	97	0.300359
38	0.001149	68	0.021877	98	0.320159
39	0.001242	69	0.023874	99	0.341754

40	0.001343	70	0.026165	100	0.365359
41	0.001470	71	0.029253	101	0.391194
42	0.001639	72	0.032731	102	0.419496
43	0.001848	73	0.036536	103	0.452379
44	0.002094	74	0.040725	104	0.492096

45	0.002376	75	0.045963	105	0.540899
46	0.002691	76	0.050642	106	0.601038
47	0.003038	77	0.056811	107	0.674766
48	0.003416	78	0.063794	108	0.764335
49	0.0003824	79	0.071557	109	0.871996
				110	1.000000

EXHIBIT B

BENEFICIARY MORTALITY ASSUMPTION
USED IN DEVELOPMENT OF ACTURIAL EQUIVALENCE FACTORS

Employee Age	Annual Rate of Mortality	Employee Age	Annual Rate of Mortality	Employee Age	Annual Rate of Mortality
20	0.000275	50	0.002367	80	0.063124
21	0.000290	51	0.002753	81	0.070445
22	0.000306	52	0.002798	82	0.078282
23	0.000323	53	0.003049	83	0.086449
24	0.000342	54	0.003324	84	0.095459

25	0.000362	55	0.003630	85	0.105185
26	0.000383	56	0.003976	86	0.115744
27	0.000406	57	0.004376	87	0.126922
28	0.000430	58	0.004839	88	0.139471
29	0.000457	59	0.005371	89	0.152845

30	0.000487	60	0.005978	90	0.167597
31	0.000518	61	0.006663	91	0.180685
32	0.000553	62	0.007428	92	0.194505
33	0.000591	63	0.008273	93	0.209559
34	0.000632	64	0.009196	94	0.226003

35	0.000677	65	0.010191	95	0.244005
36	0.000725	66	0.011255	96	0.263751
37	0.000780	67	0.012374	97	0.285445
38	0.000839	68	0.013662	98	0.309309
39	0.000903	69	0.015214	99	0.335583

40	0.000975	70	0.017162	100	0.364532
41	0.001056	71	0.019865	101	0.396444
42	0.001147	72	0.023001	102	0.431633
43	0.001251	73	0.026492	103	0.470647
44	0.001366	74	0.030321	104	0.515260

45	0.001494	75	0.034536	105	0.567251
46	0.001638	76	0.039190	106	0.628394
47	0.001795	77	0.044335	107	0.700464
48	0.001968	78	0.050109	108	0.785238
49	0.002158	79	0.056293	109	0.884492
				110	1.000000

EXHIBIT C

MORTALITY ASSUMPTIONS
USED IN DEVELOPMENT OF OPTION FACTORS

Age	Annual Rate of Mortality	Age	Annual Rate of Mortality	Age	Annual Rate of Mortality	Age	Annual Rate of Mortality
15	0.000143	42	0.000775	69	0.014742	96	0.236930
16	0.000151	43	0.000826	70	0.016160	97	0.251111
17	0.000161	44	0.000885	71	0.017803	98	0.265340
18	0.000167	45	0.000940	72	0.019833	99	0.276338
19	0.000171	46	0.000994	73	0.021968	100	0.286390
20	0.000174	47	0.001054	74	0.024500	101	0.301731
21	0.000179	48	0.001130	75	0.027315	102	0.313092
22	0.000186	49	0.001215	76	0.030348	103	0.324542
23	0.000197	50	0.001323	77	0.034204	104	0.335529
24	0.000208	51	0.001423	78	0.038256	105	0.345501
25	0.000222	52	0.001570	79	0.042806	106	0.353906
26	0.000244	53	0.001764	80	0.047905	107	0.361363
27	0.000253	54	0.001990	81	0.053861	108	0.368721
28	0.000262	55	0.002346	82	0.060545	109	0.375772
29	0.000276	56	0.002818	83	0.067380	110	0.382309
30	0.000301	57	0.003243	84	0.075650	111	0.388123
31	0.000348	58	0.003706	85	0.084660	112	0.393008
32	0.000394	59	0.004206	86	0.094731	113	0.396754
33	0.000438	60	0.004803	87	0.106954	114	0.399154
34	0.000482	61	0.005576	88	0.119811	115	0.400000
35	0.000525	62	0.006405	89	0.133578	116	0.400000
36	0.000566	63	0.007444	90	0.148759	117	0.400000
37	0.000604	64	0.008410	91	0.162589	118	0.400000
38	0.000630	65	0.009508	92	0.178330	119	0.400000
39	0.000657	66	0.010866	93	0.193878	120	1.000000
40	0.000691	67	0.012108	94	0.207982
41	0.000729	68	0.013316	95	0.223718

Retirement Plan of Norfolk Southern Corporation
and Participating Subsidiary Companies

Schedule A. Additional Retirement Benefits

The following Members, listed by confidential identification numbers maintained by the Plan Administrator, will receive the indicated monthly Additional Retirement Benefit, in accordance with Article VI of the Plan:

Schedule A

Identification Number	Additional Retirement Benefit
1	$26.88
2	381.72
3	276.40
4	4,555.13
5	315.53
6	328.30
7	964.32
8	58.67
9	83.33
10	1,577.71
11	70.30
12	197.63
13	821.87
14	815.08
15	370.82
16	731.48
17	121.25
18	1,304.57
19	7,731.59
20	40.95
21	482.36
22	68.45
23	116.21
24	83.98
25	499.96
26	44.99
27	200.79
28	783.26

Schedule A continued

Identification Number	Additional Retirement Benefit
29	33.59
30	67.84
31	21,388.96
32	1,371.51
33	147.65
34	487.99
35	127.44
36	769.73
37	188.72
38	1,548.04
39	1,194.37
40	158.08
41	3,411.23
42	833.34
43	5,556.86
44	183.18
45	671.52
46	615.62
47	1,104.12
48	327.24
49	41.75
50	942.45
51	935.30
52	387.31
53	3,322.86
54	791.16
55	744.92
56	182.28
57	5.95
58	8.25
59	1,023.05
60	1,087.63
61	5,407.87
62	69.21
63	1,155.57
64	108.99
65	4,558.49
66	146.78
67	504.39
68	94.28

Schedule A continued

Identification Number	Additional Retirement Benefit
69	84.35
70	54.44
71	802.10
72	219.41
73	275.25
74	1,574.82
75	118.26
76	424.57
77	348.56
78	19.96
79	608.65
80	327.15
81	837.55
82	184.38
83	4.09
84	951.01
85	488.58
86	2,518.63
87	3,292.37
88	1,335.68
89	2,240.10
90	36.38
91	69.12
92	494.79
93	174.17
94	446.33
95	146.10
96	40.11
97	526.49
98	833.06
99	6.08
100	423.71
101	307.33
102	152.40
103	700.33
104	204.18
105	223.78
106	404.78
107	93.75

Schedule A continued

Identification Number	Additional Retirement Benefit
108	6.33
109	675.25
110	542.69
111	328.30
112	274.99
113	295.00
114	1,859.62
115	381.74
116	301.07
117	365.04
118	168.74
119	603.48
120	616.62
121	97.56
122	356.81
123	502.83
124	1,411.62
125	907.19
126	571.81
127	17.65
128	131.68
129	45.88
130	40.14
131	96.65
132	2,489.98
133	1,706.36
134	59.66
135	24.14
136	1,033.44
137	184.46
138	414.57
139	25.72
140	33.74
141	132.75
142	55.67
143	210.00
144	124.95
145	482.39
146	682.86
147	184.46

Schedule A continued

Identification Number	Additional Retirement Benefit
148	141.74
149	150.98
150	547.65
151	1,075.72
152	385.38
153	2,317.54
154	345.11
155	516.83
156	555.43
157	18,307.91
158	1,759.62
159	94.26
160	83.45
161	9.27
162	910.85
163	190.44
164	191.98
165	543.21
166	1,486.76
167	917.88
168	382.97
169	41.89
170	49.51
171	1,255.99
172	1,446.97
173	469.50
174	1,309.05
175	2,677.79
176	1,486.51
177	112.85
178	624.48
179	3,369.39
180	562.19
181	971.15
182	1,130.67

Retirement Plan of Norfolk Southern Corporation
and Participating Subsidiary Companies

Schedule B. Additional Retirement Benefits

The following Members, listed by confidential identification numbers maintained by the Plan Administrator, will receive the indicated monthly Additional Retirement Benefit, in accordance with Section 1.(d) of Article VI of the Plan, effective as of January 1, 2005:

Identification Number	Additional Retirement Benefit Before Offset Described in Section 1(e) of Article VI Is Applicable	Additional Retirement Benefit After Offset Described in Section 1(e) of Article VI is Applicable

1	$182.08	$2.61
2		95.38
3		175.27
4	1,352.10	726.15
5		101.82
6		84.18
7		216.58
8		81.42
9	217.66
10	388.16
11	378.31
12		152.21

Retirement Plan of Norfolk Southern Corporation
and Participating Subsidiary Companies

Schedule C. Reduction in Retirement Benefits

The retirement benefits otherwise payable to the following Members, listed by confidential identification numbers maintained by the Plan Administrator, will be reduced by the indicated monthly amount, in accordance with Section 1.(k) of Article VI of the Plan, effective as of January 1, 2005:

Identification Number	Reduction in Benefit

1	$34.18
2	25.00
3	25.00
4	25.00
5	25.00
6	25.00
7	25.00
8	25.00
9	25.00
10	25.00
11	25.00

Retirement Plan of Norfolk Southern Corporation
and Participating Subsidiary Companies

Schedule D

Retirement Benefits for Retirees, Beneficiaries and Deferred Vested Participants under the AW&W Plan

The Algers, Winslow and Western Railway Company (“AW&W”) established the AW&W Plan effective December 31, 1959. Effective March 23, 2007, Norfolk Southern Corporation acquired 100% of the stock in AW&W, and subsequently merged AW&W into Norfolk Southern Railway Company as of April 20, 2007. Due to the merger, Norfolk Southern Railway assumed the AW&W Plan and the obligations thereunder.

NSC and Norfolk Southern Railway merged the AW&W Plan into the Plan effective December 31, 2007.

Individuals who were participants in the AW&W Plan immediately before the AW&W Plan was merged into the Plan will receive the benefits they were entitled to under the AW&W Plan immediately before the merger under the Plan. As such, the provisions of the AW&W Plan are incorporated by reference into the Plan.

The following individuals, listed by confidential identification numbers maintained by the Plan Administrator, will be entitled to benefits under the Plan because of the merger. The individuals listed under identification numbers 1 through 6 are as of December 31, 2007 receiving the monthly benefit payments corresponding to their identification number in the form of payment corresponding to their identification number. The individuals listed under identification numbers 7 and 8 are deferred vested participants who are entitled to receive monthly benefit payments corresponding to their identification number in the form of a life annuity with 120 payments certain beginning on their normal retirement date under the AW&W Plan. These deferred vested participants may also be entitled to elect other forms of payment or other annuity starting dates in accordance with the provisions of the AW&W Plan as it existed immediately before the merger, or their beneficiaries may be entitled to pre-retirement survivor benefits in accordance with the provisions of the AW&W Plan as it existed immediately before the merger.

Identification Number	AW&W Retirement Benefit

1	$ 363.95 life annuity
2	412.08 life annuity payable to surviving spouse
3	713.70 life annuity
4	108.05 life annuity
5	782.39 50% joint & survivor annuity
6	1,936.19 100% joint & survivor annuity
7	927.04 life annuity with 120 payments certain
8	648.38 life annuity with 120 payments certain